PAGE>

                                                                     Exhibit 2.1


                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF AUGUST 3, 2006


                                  BY AND AMONG



                              SL GREEN REALTY CORP.


                           WYOMING ACQUISITION CORP.,


                           WYOMING ACQUISITION GP LLC,


                       WYOMING ACQUISITION PARTNERSHIP LP,


                         RECKSON ASSOCIATES REALTY CORP.


                                       AND


                       RECKSON OPERATING PARTNERSHIP, L.P.

                                TABLE OF CONTENTS

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
ARTICLE I             MERGER.....................................................................................2

         Section 1.1.      The Mergers...........................................................................2

         Section 1.2.      Closing...............................................................................3

         Section 1.3.      Effective Times.......................................................................3

         Section 1.4.      Merger Consideration..................................................................3

         Section 1.5.      Partnership Merger Consideration......................................................4

         Section 1.6.      Organizational Documents..............................................................5

         Section 1.7.      Directors and Officers of the Surviving Company.......................................5

         Section 1.8.      Reckson Common Share Options, Restricted Stock Awards and Restricted Stock
                           Unit Awards...........................................................................6

         Section 1.9.      Termination of DRIP...................................................................7

         Section 1.10.     Direct Purchase of Assets.............................................................7

         Section 1.11.     Transfer of Reckson Properties........................................................8

ARTICLE II            EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES............................................9

         Section 2.1.      Payment for Securities................................................................9

ARTICLE III           REPRESENTATIONS AND WARRANTIES............................................................15

         Section 3.1.      Representations and Warranties of Reckson and the Operating Partnership..............15

         Section 3.2.      Representations and Warranties of Purchaser Parties..................................32

ARTICLE IV            COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS.............................42

         Section 4.1.      Conduct of Business by Reckson.......................................................42

         Section 4.2.      Conduct of Business by Parent........................................................46

ARTICLE V             ADDITIONAL COVENANTS......................................................................48

         Section 5.1.      Preparation of Proxy Statement; Shareholders' Meeting; Preparation of Form S-4
                           Registration Statement...............................................................48

         Section 5.2.      Access to Information; Confidentiality and Confidentiality Agreement.................50

         Section 5.3.      Reasonable Efforts...................................................................51

         Section 5.4.      Transfer Taxes.......................................................................51

         Section 5.5.      No Solicitation of Transactions......................................................52

         Section 5.6.      Board Actions........................................................................53
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
         Section 5.7.      Public Announcements.................................................................54

         Section 5.8.      Employee Arrangements................................................................54

         Section 5.9.      Indemnification; Directors' and Officers' Insurance..................................55

         Section 5.10.     Financing............................................................................56

         Section 5.11.     Convertible Senior Notes.............................................................57

ARTICLE VI            CONDITIONS PRECEDENT......................................................................57

         Section 6.1.      Conditions to Each Party's Obligation to Effect the Mergers..........................57

         Section 6.2       Conditions to Obligations of Purchaser Parties.......................................58

         Section 6.3.      Conditions to Obligations of Reckson and the Operating Partnership...................59

ARTICLE VII           TERMINATION, AMENDMENT AND WAIVER.........................................................60

         Section 7.1.      Termination..........................................................................60

         Section 7.2.      Break-Up Fees and Expenses...........................................................62

         Section 7.3.      Effect of Termination................................................................63

         Section 7.4.      Amendment............................................................................63

         Section 7.5.      Extension; Waiver....................................................................63

         Section 7.6.      Payment of Amount or Expense.........................................................63

ARTICLE VIII          GENERAL PROVISIONS........................................................................64

         Section 8.1.      Nonsurvival of Representations and Warranties........................................64

         Section 8.2.      Notices..............................................................................65

         Section 8.3.      Interpretation.......................................................................65

         Section 8.4.      Specific Performance.................................................................66

         Section 8.5.      Counterparts.........................................................................66

         Section 8.6.      Entire Agreement; No Third-Party Beneficiaries.......................................66

         Section 8.7.      Governing Law........................................................................66

         Section 8.8.      Assignment...........................................................................66

         Section 8.9.      Severability.........................................................................67

         Section 8.10.     Exhibits; Disclosure Letter..........................................................67

         Section 8.11.     Mutual Drafting......................................................................67

         Section 8.12.     Jurisdiction; Venue..................................................................67

         Section 8.13.     Waiver of Trial by Jury..............................................................68
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
ARTICLE IX            CERTAIN DEFINITIONS.......................................................................68

         Section 9.1.      Certain Definitions..................................................................68
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                                      -iii-

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of August 3, 2006 (this "AGREEMENT"), by and among SL Green Realty Corp., a Maryland corporation ("PARENT"), Wyoming Acquisition Corp., a Maryland corporation ("PURCHASER"), Wyoming Acquisition GP LLC, a Delaware limited liability company ("WYOMING ACQUISITION GP"), Wyoming Acquisition Partnership LP, a Delaware limited partnership ("WYOMING ACQUISITION LP", and together with Parent, Purchaser and Wyoming Acquisition GP, the "PURCHASER PARTIES"), Reckson Associates Realty Corp., a Maryland corporation ("RECKSON"), and Reckson's operating partnership Reckson Operating Partnership., L.P., a Delaware limited partnership (the "OPERATING PARTNERSHIP").

                                    RECITALS

         A. It is proposed that Reckson shall merge with and into Purchaser (the "MERGER") with the Purchaser surviving, pursuant to which each of the issued and outstanding common shares of Reckson, par value $0.01 per share (the "RECKSON COMMON SHARES"), shall be converted into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions provided herein.

         B. It is proposed that Wyoming Acquisition LP shall merge with and into the Operating Partnership (the "PARTNERSHIP MERGER" and, together with the Merger, the "MERGERS"), with the Operating Partnership surviving on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), pursuant to which, on the terms and subject to the conditions provided herein, each Class A common unit of limited partnership interest in the Operating Partnership and each Class C common unit of limited partnership interest in the Operating Partnership (together "COMMON LP UNITS") shall be converted into the right to receive the Partnership Merger Consideration (as defined herein) and each Series D Preferred Unit of limited partnership interest in the Operating Partnership (the "PREFERRED LP UNITS" and together with the Common LP Units, and the LTIP OP Units, the "LP UNITS") shall remain outstanding in accordance with its terms.

         C. A committee of independent directors of the Board of Directors of Reckson (the "RECKSON COMMITTEE") has received the opinion (the "FAIRNESS OPINION") of Goldman Sachs & Co. (the "RECKSON FINANCIAL ADVISORS").

         D. Each of the Reckson Committee and the Reckson Board of Directors (the "RECKSON BOARD OF DIRECTORS") has determined that this Agreement, the Merger, and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of Reckson and the holders of Reckson Common Shares (the "RECKSON COMMON SHAREHOLDERS").

         E. Reckson, as the general partner of the Operating Partnership, has determined that this Agreement, the Partnership Merger, and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of the Operating Partnership, the holders of the Common LP Units (the "OPERATING PARTNERSHIP COMMON UNITHOLDERS") and the holders of the Preferred LP Units (the "OPERATING PARTNERSHIP PREFERRED UNITHOLDERS" and, together with the Operating Partnership Common Unitholders, the "OPERATING PARTNERSHIP UNITHOLDERS").

         F. Parent, Purchaser, and Wyoming Acquisition GP in its capacity as general partner of Wyoming Acquisition LP, each have approved this Agreement, the Merger and the Partnership Merger, as applicable, and the other transactions contemplated hereby.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, and intending to be legally bound hereby, Reckson, the Operating Partnership, and the Purchaser Parties hereby agree as follows:

                                   ARTICLE I

                                     MERGER

         Section 1.1. The Mergers. (a) Upon the terms and subject to the conditions of this Agreement and in accordance with Subtitle 1 of Title 3 of the MGCL (as defined herein), at the Effective Time, Reckson shall merge with and into Purchaser. Following the Merger, the separate corporate existence of Reckson shall cease and the Purchaser shall continue as the surviving entity (the "SURVIVING COMPANY") in accordance with the MGCL. The Merger shall have the effects set forth in Section 3-114 of the MGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges and powers of Reckson and Purchaser will vest in the Surviving Company, and all of the debts, Liabilities and duties of Reckson and Purchaser will become the debts, Liabilities and duties of the Surviving Company.

                  (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Partnership Merger Effective Time (as defined herein), Wyoming Acquisition LP shall be merged with and into the Operating Partnership in accordance with the DRULPA, and the separate existence of Wyoming Acquisition LP shall cease and the Operating Partnership shall continue as the surviving partnership (the "SURVIVING PARTNERSHIP"), with the Surviving Company remaining as the general partner of the Surviving Partnership. The Partnership Merger shall have the effects set forth in Section 17-211 of DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges and powers of the Operating Partnership and Wyoming Acquisition LP will vest in the Surviving Partnership, and all of the debts, Liabilities and duties of the Operating Partnership and Wyoming Acquisition LP will become the debts, Liabilities and duties of the Surviving Partnership. The Operating Partnership Agreement of the Operating Partnership shall be the operating partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable law and the terms thereof.

         Section 1.2. Closing. The closing of the Mergers (the "CLOSING") will take place at 10:00 a.m., local time, as promptly as practicable but in no event earlier than the later to occur of (a) January 2, 2007 or (b) the third (3rd) Business Day after the satisfaction or waiver of all of the conditions (other than those conditions that by their nature are to be satisfied by actions taken at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the "CLOSING DATE"), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another date or place is agreed to in writing by the parties.

         Section 1.3. Effective Times. (a) Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall file with the State Department of Assessments and Taxation of Maryland (the "MARYLAND DEPARTMENT") the articles of merger or other appropriate documents (the "ARTICLES OF MERGER") in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL and make all other filings, recordings or publications required under the MGCL in connection with the Merger. The Merger shall become effective at the time of the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the Maryland Department in accordance with the MGCL, or at such other time as the parties shall agree as specified in such filings in accordance with applicable Law (the "EFFECTIVE TIME").

                  (b) Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall file with the Delaware Secretary of State the certificate of merger or other appropriate documents (the "PARTNERSHIP CERTIFICATE OF MERGER") in such form as is required by, and executed in accordance with, the relevant provisions of DRULPA and make all other filings, recordings or publications required under DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time of the filing of the Partnership Certificate of Merger with, and acceptance for record of such Partnership Certificate of Merger by, the Delaware Secretary of State in accordance with DRULPA, or at such other time as the parties shall agree as specified in such filings in accordance with applicable Law (the "PARTNERSHIP MERGER EFFECTIVE TIME"), it being understood that the parties shall cause the Partnership Merger Effective Time to occur on the Closing Date prior to the Effective Time.

         Section 1.4. Merger Consideration. (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, Reckson or the Reckson Common Shareholders, each Reckson Common Share issued and outstanding immediately prior to the Effective Time that is owned by any wholly-owned Subsidiary (as defined herein) of Reckson, Parent or any Subsidiary of Parent (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and cease to exist, and no payment shall be made with respect thereto.

                  (b) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, Reckson or the Reckson Common Shareholders, each Reckson Common Share issued and outstanding immediately prior to the Effective Time, other than Reckson Common Shares that are cancelled pursuant to Section 1.4(a), automatically shall be converted into the right to receive (i) an amount in cash equal to the sum of (A) $31.68 per share and (B) an amount in cash equal to the Prorated Dividend (such sum being referred to as the "CASH CONSIDERATION") and (ii) 0.10387 (the "EXCHANGE RATIO") of a share of the common stock, par value $0.01 per share, of Parent (the "PARENT COMMON STOCK"), subject to adjustment as provided in Section 1.4(d) (the "STOCK CONSIDERATION" and, together with the Cash Consideration, the "MERGER CONSIDERATION"). All such Reckson Common Shares, when so converted, shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a Common Share Certificate (as defined herein) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon the surrender of such Common Share Certificates in accordance with Section 2.1, without interest, together with the right, if any, to receive pursuant to
Section 2.1(l) cash in lieu of fractional shares of Parent Common Stock into which such Reckson Common Shares have been converted pursuant to this Section 1.4(b) and the amounts, if any, payable pursuant to Section 2.1(b)(iv), Section
1.10 and Section 1.11.

                  (c) At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Reckson or the Reckson Common Shareholders, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall automatically be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

                  (d) If prior to the Effective Time, Reckson should split, combine or otherwise reclassify the Reckson Common Shares, or make a distribution in Reckson Common Shares, or otherwise change the Reckson Common Shares into any other securities, or make or pay any other dividend or distribution (other than the dividends expressly permitted pursuant to Section 4.1(b) and other than pursuant to Section 1.10 or Section 1.11) in respect of the Reckson Common Shares, then (without limiting any other rights of Parent or Purchaser hereunder), the Merger Consideration shall be ratably adjusted. If prior to the Effective Time Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in Parent Common Stock, or otherwise change the Parent Common Stock into other securities, or make or pay any other dividend or distribution (other than dividends expressly permitted pursuant to Section 4.2(b)), the Exchange Ratio shall be ratably adjusted. In the event that either Reckson or Parent shall declare or pay any dividend or distribution, other than the regular quarterly cash dividends otherwise permitted hereunder and other than pursuant to Section 1.10 or Section 1.11, including for the purpose of maintaining its status as a REIT or of eliminating any U.S. federal income or excise Taxes otherwise payable, the Cash Consideration shall be adjusted as described below. In the event of such a dividend or distribution by Reckson, the Cash Consideration per share shall be reduced by the per share amount of such dividend or distribution. In the event of such a dividend or distribution by Parent, the Cash Consideration per share shall be increased by the product of the Exchange Ratio and the amount of such dividend or distribution.

         Section 1.5. Partnership Merger Consideration. (a) Immediately prior to the Partnership Merger Effective Time, each outstanding LTIP OP Unit shall vest in full.

                  (b) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson, the Operating Partnership or the Operating Partnership Unitholders, each Common LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (including each Common LP Unit owned by Reckson) and each LTIP OP Unit (including those units vested pursuant to Section 1.5(a)) automatically shall be converted into the right to receive the applicable amount of Merger Consideration (the "PARTNERSHIP MERGER CONSIDERATION"), in respect of the number of Reckson Common Shares issuable upon exchange of each such Common LP Unit and LTIP OP Unit in accordance with the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "OPERATING PARTNERSHIP AGREEMENT") as if such Common LP Units and LTIP OP Units were converted or exchanged for an equal number of Reckson Common Shares immediately prior to the Partnership Merger Effective Time, in each case, together with the amounts payable in respect of fractional shares in accordance with Section 2.1(l) and dividends and distributions in accordance with Section 2.1(c)(iv), Section 1.10 and Section 1.11.

                  (c) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson, the Operating Partnership or the Operating Partnership Unitholders, each Preferred LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding in accordance with its terms. In the event that immediately prior to the Effective Time, there are no Preferred LP Units issued and outstanding, the parties shall cooperate to issue a new class of preferred limited partnership interests in the Operating Partnership to Parent or its designee on mutually acceptable terms immediately prior to the Effective Time in order to maintain the status of the Operating Partnership as a partnership under applicable Delaware law.

                  (d) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson, the Operating Partnership or the Operating Partnership Unitholders, the general partnership interest of the Operating Partnership shall remain outstanding and constitute the only outstanding general partnership interest in the Surviving Partnership.

         Section 1.6. Organizational Documents. (a) At the Effective Time, (i) the charter of the Surviving Company shall be amended in its entirety to read as the charter of Purchaser, as in effect immediately before the Effective Time, except that at the Effective Time, Article I thereof shall be amended to read as follows: "The name of the Corporation is Reckson Associates Realty Corp." and
(ii) the bylaws of the Surviving Company shall be amended in their entirety to read as the bylaws of Purchaser, as in effect immediately before the Effective Time. Such charter and bylaws shall not be inconsistent with Section 5.9. (b) Following the Partnership Merger Effective Time, the certificate of limited partnership of the Operating Partnership shall continue to be the certificate of limited partnership of the Surviving Partnership until further amended in accordance with DRULPA.

         Section 1.7. Directors and Officers of the Surviving Company. The directors of Purchaser immediately prior to the Effective Time shall be elected as the initial directors of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company. The officers of Purchaser immediately prior to the Effective Time shall be elected as the initial officers of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.

         Section 1.8. Reckson Common Share Options, Restricted Stock Awards and Restricted Stock Unit Awards. (a) At least 30 days prior to the Effective Time, Reckson shall permit the holders of the then-outstanding options granted under the Reckson Amended and Restated 1995 Stock Option Plan, the Reckson 1996 Employee Stock Option Plan, the Reckson Amended and Restated 1997 Stock Option Plan, the Reckson 1998 Stock Option Plan, the Reckson Amended and Restated 2002 Stock Option Plan and the Reckson 2005 Stock Option Plan (collectively, the "RECKSON OPTION PLANS"), whether or not such options are then vested or exercisable, to exercise such options to the extent determined by the holders. At the Effective Time, each outstanding option under the Reckson Plans (collectively, the "RECKSON OPTIONS"), whether or not then vested or exercisable, shall be cancelled and of no further force and effect and the holder of any such Reckson Option shall be paid or receive promptly following the Closing Date, in the combination of cash and Parent Common Stock contemplated by the Merger Consideration (without any reduction pursuant to Section 1.10 or Section 1.11), an amount equal to the product of (i) the number of Reckson Common Shares such holder could have purchased under such Reckson Option (assuming full vesting) had such holder exercised such Reckson Option in full immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration (without any reduction pursuant to Section 1.10 or Section 1.11) over the exercise price per share or unit of such Reckson Option, less any applicable withholding Tax (as defined herein); provided, that the aggregate exercise price of a holder's Reckson Options and any applicable withholding Tax payable in connection with the payment and cancellation of such Reckson Options (the "OPTION COST") shall first be applied to reduce the Cash Consideration component of the Merger Consideration otherwise payable to such holder and, to the extent the holder's Option Cost exceeds the aggregate Cash Consideration component of the Merger Consideration otherwise payable to such holder, the excess of the Option Cost over the aggregate Cash Consideration payable to such holder shall be applied to reduce the Stock Consideration component of the Merger Consideration otherwise payable to such holder based on the weighted average of the per share closing prices of Parent Common Stock on the New York Stock Exchange Composite Transaction Reporting System during the ten consecutive trading days ending two days prior to the Effective Time.

                  (b) In connection with the Merger, effective immediately prior to the Effective Time, any restrictions with respect to outstanding restricted Reckson Common Shares (and any accrued dividends thereon) awarded under the Reckson Option Plans shall terminate or lapse. Effective as of the Effective Time, such Reckson Common Shares and any accrued stock dividends thereon shall be automatically converted into the right to receive the Merger Consideration on the terms and conditions set forth in Section 1.4(b), including any amounts payable pursuant to Section 1.10 or Section 1.11. The Company will pay all cash dividends accrued on such Reckson Common Shares to the holders thereof at the Effective Time.

                  (c) At the Effective Time, each restricted stock unit or other similar equity based award (other than Reckson Options), and any accrued dividends thereon, issued under the Reckson Option Plans (collectively, the "RECKSON RSUS"), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Reckson Common Shares and shall be cancelled and of no further force and effect and the holder of any such Reckson RSU shall be paid on the Closing Date an aggregate amount of cash and Parent Common Stock as the holder would have been entitled to receive had such Reckson RSU (and any accrued stock dividends thereon) been vested in full and had been settled in full immediately before the Effective Time, including any distributions payable pursuant to
Section 1.10 and Section 1.11, to the maximum extent then permitted under the terms thereof. The Company will pay all cash dividends accrued on such Reckson RSUs to the holders thereof at the Effective Time.

                  (d) Prior to the Closing Date, Reckson and each of its Subsidiaries shall take all actions necessary to facilitate the implementation of the provisions contained in this Section 1.8. Reckson covenants and agrees that it shall cause the Reckson Option Plans to terminate as of the Effective Time and all awards issued under such Reckson Option Plans shall be terminated and the provisions of any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of equity interests of Reckson or any of its Subsidiaries shall be of no further force and effect and shall be deemed to be terminated as of the Effective Time and no holder of an Reckson Option, Reckson RSU or any participation in any Reckson Option Plans shall have any right thereunder to (i) acquire any securities of Reckson, the Surviving Company or any Subsidiary thereof or (ii) receive any payment or benefit with respect to any award previously granted under the Reckson Option Plans except as provided in this Section 1.8.

         Section 1.9. Termination of DRIP. Reckson shall terminate Reckson's Dividend Reinvestment and Share Purchase Plan (the "DRIP"), effective prior to the Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Company, Parent or any Parent Subsidiary, including Wyoming Acquisition LP, as a result of such purchase or the exercise of such rights at or after the Effective Time.

         Section 1.10. Direct Purchase of Assets. Notwithstanding anything in this Agreement to the contrary, the Purchaser Parties may elect to purchase one or more of the Reckson Properties (the "DESIGNATED PROPERTIES") immediately prior to, and conditioned upon, the Effective Time at a purchase price to be determined by the Purchaser Parties either (A) for Parent Common Stock (a "Stock Acquisition") or (B) for cash pursuant to one or more separate agreements of sale of such Designated Properties that provide that the Purchaser Parties have the right to execute and assign to an exchange facilitator, qualified intermediary, exchange accommodation titleholder or similar entity their interest therein to facilitate a like-kind exchange of the Designated Properties in a transaction or transactions which are intended to qualify for treatment by the Purchaser Parties as a tax-deferred like-kind exchange pursuant to the provisions of Section 1031 of the Code (a "1031 EXCHANGE"); provided, however, that (i) the aggregate of the cash purchase price for the Designated Properties pursuant to this Section 1.10 and the cash proceeds from the sale of the Deeded Properties (defined below) pursuant to Section 1.11 shall not exceed the aggregate of the Cash Consideration and the cash portion of the Partnership Merger Consideration, and (ii) the aggregate of the purchase price for the Designated Properties paid in Parent Common Stock pursuant to this Section 1.10 shall not exceed the aggregate of the Stock Consideration and the stock portion of the Partnership Merger Consideration. If the Purchaser Parties elect to acquire one or more Designated Properties prior to the Effective Time, Reckson and the applicable Reckson Subsidiary shall reasonably cooperate in effectuating the Stock Acquisition or 1031 Exchange of the Designated Properties and in implementing any such assignment and/or execution of any documentation, and Reckson or the applicable Reckson Subsidiary shall sell the Designated Properties directly to the Purchaser Parties (or their assignees) immediately prior to, and conditioned upon, the Effective Time; provided, however, that Reckson's and the applicable Reckson Subsidiary's obligation to take any actions required by this Section 1.10 shall be subject to the condition that all conditions to the Closing have been satisfied or waived (other than those conditions which may only be satisfied or waived at the Effective Time, but subject to the satisfaction or waiver of such conditions) and Parent irrevocably commits in writing to consummate the Closing on the date such actions are required; provided, further, that in no event shall Reckson or any Reckson Subsidiary be obligated to take any action pursuant to this Section 1.10 in violation of Law, that would cause a breach of any indenture or other contract or agreement, or that could reasonably be expected to cause Reckson to fail to qualify as a REIT. Parent shall notify Reckson of any such transfer and identify the related Designated Properties and transferee no later than five Business Days prior to the Effective Time. Any cash or Parent Common Stock received in connection with the sale of the Designated Properties shall be distributed by the Operating Partnership to its partners and by Reckson to its stockholders immediately prior to, and conditioned upon, the Effective Time. If any Designated Properties are acquired by the Purchaser Parties (or their assignees) for cash, on the one hand, or for Parent Common Stock, on the other hand, then the Cash Consideration and the cash portion of the Partnership Merger Consideration or the Stock Consideration and the stock portion of the Partnership Merger Consideration, as applicable, will be reduced ratably by the aggregate amount distributed by the Operating Partnership to its partners per unit and by Reckson to its stockholders per share in respect of such Designated Properties. Parent will prepare at its expense all documents and other instruments referred to in this Section 1.10, and Parent will pay all transfer Taxes, recording fees and other costs in connection with any transfer of Designated Properties. Parent agrees to indemnify and hold harmless Reckson and its Subsidiaries and their respective directors, officers, partners, members, employees, agents, and representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties and Taxes arising or resulting from, or suffered or incurred by any of them, in connection with any actions taken in connection with this Section 1.10 (which indemnification shall survive the Closing). Reckson shall be entitled to enforce the provisions of the foregoing sentence on behalf of each Person referred to therein that is not a party to this Agreement. Notwithstanding anything herein to the contrary, there shall be no reduction in the Merger Consideration or Partnership Merger Consideration to be paid to holders of any Reckson RSU, Reckson Option, restricted Reckson Common Share or LTIP OP Unit by virtue of this Section 1.10, except to the extent such holder actually receives a distribution pursuant to this Section 1.10. The right of Parent to utilize shares of Parent Common Stock pursuant to this Section 1.10 shall be subject to the ability of Parent to register such shares on the Form S-4 Registration Statement.

         Section 1.11. Transfer of Reckson Properties. Notwithstanding anything in this Agreement to the contrary, Reckson shall, or shall cause the applicable Reckson Subsidiary to, transfer (each a "TRANSFER"), immediately prior to, and conditioned upon, the Effective Time, by deed or by transfer of ownership interests in an entity that directly or indirectly owns one or more of the Reckson Properties (the "DEEDED PROPERTIES") as directed by Parent; provided, however, that Reckson's and the applicable Reckson Subsidiary's obligation to take any actions required by this Section 1.11 shall be subject to the condition that all conditions to the Closing have been satisfied or waived (other than those conditions which may only be satisfied or waived at the Effective Time, but subject to the satisfaction or waiver of such conditions) and Parent irrevocably commits in writing to consummate the Closing on the date such actions are required; provided, further, that in no event shall Reckson or any Reckson Subsidiary be obligated to take any action pursuant to this Section 1.11 in violation of Law, that would cause a breach of any indenture or other contract or agreement, or that could reasonably be expected to cause Reckson to fail to qualify as a REIT. Parent shall notify Reckson of any such transfer and identify the related Deeded Property and transferee no later than five Business Days prior to the Effective Time. Parent may direct the transferee of such Deeded Property to deliver a portion of the Cash Consideration, provided, however, that Parent shall be liable for any failure of the transferee to deliver such Cash Consideration. Any cash proceeds received in connection with the sale of the Deeded Properties shall be distributed by the Operating Partnership to its partners and by Reckson to its stockholders immediately prior to, and conditioned upon, the Effective Time. If any Deeded Properties are purchased for cash, the aggregate of the cash proceeds from the sale of the Deeded Properties pursuant to this Section 1.11 and the cash purchase price for the Designated Properties pursuant to Section 1.10 shall not exceed the aggregate of the Cash Consideration and the cash portion of the Partnership Merger Consideration, and the Cash Consideration and the cash portion of the Partnership Merger Consideration will be reduced ratably by the aggregate amount distributed by the Operating Partnership to its partners per unit and by Reckson to its stockholders per share in respect of such Designated Properties. Any transfer Taxes, recording fees and other costs incurred by Reckson or the relevant Reckson Subsidiary in connection with such transfer of a Deeded Property shall be the responsibility of Parent. Parent agrees to indemnify and hold harmless Reckson and its Subsidiaries and their respective directors, officers, partners, members, employees, agents, and representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties and Taxes arising or resulting from, or suffered or incurred by any of them, in connection with any actions taken in connection with this Section 1.11 (which indemnification shall survive the Closing). Reckson shall be entitled to enforce the provisions of the foregoing sentence on behalf of each Person referred to therein that is not a party to this Agreement. Notwithstanding anything herein to the contrary, there shall be no reduction in the Merger Consideration or Partnership Merger Consideration to be paid to holders of any Reckson RSU, Reckson Option, restricted Reckson Common Share or LTIP OP Unit by virtue of this Section 1.11, except to the extent such holder actually receives a distribution pursuant to this Section 1.11.

                                   ARTICLE II

                 EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

         Section 2.1. Payment for Securities.

                  (a) Exchange Agent. At or before the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to Reckson to act as exchange agent (the "EXCHANGE AGENT") for the payment and delivery of the Merger Consideration, the Partnership Merger Consideration and amounts in respect of LTIP OP Units, Reckson Options and Reckson RSUs, and any amounts payable pursuant to Sections 1.10, 1.11, 2.1(b)(iv), 2.1(c)(ii) or 2.1(l) (such cash amounts and certificates representing shares of Parent Common Stock deposited with the Exchange Agent, are collectively referred to as the "EXCHANGE FUND"). On or before the Effective Time, Parent shall deposit or cause to be deposited, certificates representing the shares of Parent Common Stock sufficient to pay the Stock Consideration and cash in immediately available funds in an amount sufficient to pay the Cash Consideration and any amounts payable pursuant to Sections 1.10, 1.11, 2.1(b)(iv), 2.1(c)(ii) or 2.1(l) with the Exchange Agent for the benefit of the holders of Reckson Common Shares, Common LP Units, LTIP OP Units, Reckson Options, and Reckson RSUs. The Exchange Agent shall make payments of the Merger Consideration, the Partnership Merger Consideration, and amounts in respect of restricted Reckson Common Shares, LTIP OP Units, Reckson Options, and Reckson RSUs, and any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 2.1(b)(iv) or otherwise payable pursuant to Section 1.10, 1.11, 2.1(c)(ii) or 2.1(l) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. (i) As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days), Purchaser shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (each, a "COMMON SHARE CERTIFICATE") that immediately prior to the Effective Time evidenced outstanding Reckson Common Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b): (A) a letter of transmittal (a "LETTER OF TRANSMITTAL") which shall specify that delivery shall be effected and risk of loss and title to the Common Share Certificates shall pass only upon delivery of the Common Share Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Company may reasonably specify and (B) instructions for use in effecting the surrender of the Common Share Certificates in exchange for the Merger Consideration together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Sections 1.10, 1.11 and 2.1(b)(iv).

                           (ii) Upon surrender of a Common Share Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Company, (A) the holder of such Common Share Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Agreement (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.1(j)) equal to the amount of the Cash Consideration that such holder is entitled to receive pursuant to this Agreement plus any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of
         Section 1.4(b) and Section 2.1(l) and (z) any amounts that such holder has the right to receive in respect of dividends or distributions on shares of Parent Common Stock in accordance with Sections 1.10, 1.11 and 2.1(b)(iv); and (B) the Common Share Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this
         Section 2.1, each such Common Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

                           (iii) In the event of a transfer of ownership of Reckson Common Shares that is not registered in the transfer records of Reckson, the Merger Consideration shall be paid to a transferee if (A) the Common Share Certificate evidencing such Reckson Common Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and (B) such transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Common Share Certificate or establish to the satisfaction of the Exchange Agent and the Surviving Company that such Tax has been paid or is not applicable.

                           (iv) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Common Share Certificate with respect to the shares of Parent Common Stock issuable hereunder and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Agreement. Following surrender of any such Common Share Certificate there shall be paid to the holder of the certificate in addition to the other amounts payable hereunder (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (c) Payment with respect to LP Units.

                           (i) As promptly as practicable after the Partnership Merger Effective Time (but in no event later than two (2) Business
         Days), Purchaser shall cause the Exchange Agent to mail to each holder of Common LP Units registered on the transfer books of the Operating Partnership immediately prior to the Partnership Merger Effective Time
         (A) a letter of transmittal (a "UNITHOLDER LETTER OF TRANSMITTAL") which shall certify to Purchaser and to the Exchange Agent the number of LP Units held by such holder and shall be in such form and have such other provisions as the Surviving Company may reasonably specify and
         (B) instructions for use in effecting the delivery of the Unitholder Letter of Transmittal in order to receive the Partnership Merger Consideration together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with
         Section 1.10, Section 1.11 and Section 2.1(c)(iv) and fractional shares of Parent Common Stock pursuant to Section 2.1(l).

                           (ii) Upon delivery of a Unitholder Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Company, the holder of the LP Units identified in such Unitholder Letter of Transmittal shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Agreement, (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.1(j)) equal to the amount of the Cash Consideration that such holder is entitled to receive pursuant to this Agreement plus any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(b) and Section 2.1(l) and (z) any amounts that such holder has the right to receive in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 1.10, Section 1.11 and Section 2.1(c)(iv).

                           (iii) In the event of a transfer of ownership of LP Units which is not registered in the transfer records of the Operating Partnership, the Partnership Merger Consideration shall be paid to a transferee if (A) such transferee delivers a Unitholder Letter of Transmittal in accordance with Section 2.1(c)(i) and (B) such transferee shall pay any transfer or other Taxes required by reason of the payment to a Person (as defined herein) other than the registered holder of the LP Unit or establish to the satisfaction of the Exchange Agent and the Surviving Partnership that such Tax has been paid or is not applicable.

                           (iv) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any LP Units with respect to the shares of Parent Common Stock issuable hereunder and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such LP Units in accordance with this Agreement. Following surrender of any such LP Units there shall be paid to the holder of thereof in addition to the other amounts payable hereunder (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) On the Closing Date, Purchaser shall cause the Exchange Agent to deliver and pay to each holder of vested LTIP OP Units the applicable Merger Consideration (without reduction for amounts paid to stockholders or partners of the Operating Partnership pursuant to Section 1.10 and Section 1.11, unless such amount has been paid to holders of LTIP OP Units) in respect of the number of Reckson Common Shares issuable upon exchange or conversion of each such vested LTIP OP Unit in accordance with Section 1.5(b).

                  (e) Tax Characterizations. The parties intend that, for U.S. federal and state income Tax purposes, the Merger shall be treated as a taxable sale by Reckson of all of Reckson's assets to Purchaser in exchange for the Merger Consideration and the assumption of Reckson's Liabilities, followed by a liquidating distribution of such Merger Consideration to the holders of Reckson Common Shares pursuant to Section 331 and Section 562 of the Code. This Agreement shall constitute a "plan of liquidation" of Reckson for U.S. federal income Tax purposes. The parties intend that, for U.S. federal and state income Tax purposes, the Partnership Merger shall be treated as a taxable sale of interests in the Operating Partnership to the extent such interests are exchanged for cash and as a recapitalization of any remaining interests in the Operating Partnership.

                  (f) No Further Ownership Rights.

                           (i) The Merger Consideration and amounts payable pursuant to Section 1.10 and Section 1.11 paid upon the surrender or exchange of the Common Share Certificates evidencing Reckson Common Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Reckson Common Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Company of the Reckson Common Shares. If, after the Effective Time, Common Share Certificates are presented to the Surviving Company, for any reason, they shall be canceled and exchanged as provided in this
         Article II.

                           (ii) The Partnership Merger Consideration and amounts payable pursuant to Section 1.10 and Section 1.11 paid with respect to the Common LP Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such LP Units and, after the Partnership Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Partnership of the LP Units.

                  (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of Reckson Common Shares or Common LP Units on the first anniversary of the Effective Time shall be delivered to Purchaser, as applicable, upon demand, and any former holders of Reckson Common Shares or Common LP Units who have not theretofore received any Merger Consideration or Partnership Merger Consideration, as applicable, to which they are entitled under this Article II, shall thereafter look only to the Surviving Company or the Surviving Partnership, as applicable, for payment of their claims with respect thereto.

                  (h) Escheat. None of the Purchaser Parties, the Surviving Company or the Surviving Partnership shall be liable to any holder of Reckson Common Shares or LP Units for any part of the Merger Consideration or Partnership Merger Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state or local government or any court, regulatory or administrative agency or commission, governmental arbitrator or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY"), shall, to the extent permitted by applicable Law, become the property of the Surviving Company or the Surviving Partnership, as a applicable, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

                  (i) Lost, Stolen or Destroyed Certificates. If any Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Share Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Surviving Company, the posting by such Person of a bond in such reasonable amount as Purchaser or the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Common Share Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Common Share Certificate the appropriate amount of the Merger Consideration.

                  (j) Withholding of Tax. Purchaser, the Surviving Company, the Surviving Partnership or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or the Partnership Merger Consideration otherwise payable pursuant to this Agreement to any holder of Reckson Common Shares or Common LP Units such amount as Purchaser, the Surviving Company, the Surviving Partnership, or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Reckson Common Shares or Common LP Units in respect of which such deduction and withholding was made.

                  (k) No Dissenters' Rights. No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby, so long as the provisions of Section 3-202(c)(1)(ii) of the MGCL are applicable to the transaction.

                  (l) Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Common Share Certificates or LP Units and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Reckson Common Shares or LP Units converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the weighted average of the per share closing prices of Parent Common Stock on the New York Stock Exchange Composite Transaction Reporting System during the ten consecutive trading days ending two days prior to the Effective Time.

                  (m) Additional Actions. If, at any time after the Effective Time, Purchaser shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of Purchaser, Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson or the Operating Partnership, or otherwise to carry out this Agreement, the officers of the Surviving Company and the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of Purchaser, Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson or the Operating Partnership, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of Purchaser, Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson or the Operating Partnership, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or the Surviving Partnership or otherwise to carry out this Agreement.

                  (n) Uncertificated Shares or Interests. Appropriate adjustments shall be made to the provisions of this Article II in the case of any uncertificated Reckson Common Shares or LP Units.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1. Representations and Warranties of Reckson and the Operating Partnership. Except as set forth in (i) any Form 10-K, Form 10-Q, Form 8-K, or proxy statement, and in each case any amendment thereto, filed by Reckson or the Operating Partnership with the SEC on or after January 1, 2006 and prior to the date hereof (except in each case for the risk factors section and any forward looking statements contained in the Management's Discussion & Analysis) (the "COVERED RECKSON SEC DISCLOSURE"), or (ii) the disclosure letter, dated the date hereof and delivered to Purchaser in connection with the execution and delivery of this Agreement (the "RECKSON DISCLOSURE LETTER"), Reckson and the Operating Partnership represent and warrant to the Purchaser Parties as follows:

         (a) Organization, Standing and Power of Reckson. Reckson is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland, and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Reckson is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect (as defined herein). Each jurisdiction in which Reckson is qualified or licensed to do business under which it conducts business in any jurisdiction is identified in Section 3.1(a) of the Reckson Disclosure Letter. Reckson has heretofore made available to Purchaser complete and correct copies of Reckson's Amended and Restated Articles of Incorporation (the "RECKSON CHARTER"), and Reckson's Amended and Restated Bylaws, as amended through the date hereof (the "RECKSON BYLAWS"). The Reckson Charter and the Reckson Bylaws each are in full force and effect.

         (b)      Reckson Subsidiaries.

                  (i) Each Reckson Subsidiary (as defined herein) is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect. Each Reckson Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect. Section 3.1(b)(i) of the Reckson Disclosure Letter sets forth (A) each Reckson Subsidiary and its respective jurisdiction of formation, and (B) Reckson's ownership equity interest in each Reckson Subsidiary. All outstanding equity interests in each Reckson Subsidiary have been duly authorized and are validly issued, fully paid and (except for general partnership interests) nonassessable, or, in the case of Reckson Subsidiaries other than the joint ventures listed on Section 3.1(b) of the Reckson Disclosure Letter (collectively, the "JOINT VENTURES'), any purchase options, call options, preemptive rights, rights of first refusal, subscriptions or any similar rights, and are owned by Reckson and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), except as would not, individually or in the aggregate, materially affect the ownership or operation of such Subsidiary by Reckson. Reckson has heretofore made available to Purchaser complete and correct copies of the charter, bylaws or other organizational documents of each of the Reckson Subsidiaries, each as amended to the date hereof, and each is in full force and effect.

         (c)      Capital Structure.

                  (i) Shares. (A) The authorized shares of capital stock of Reckson consist of an aggregate of 200,000,000 Reckson Common Shares, $.01 par value per share (of which 12,000,000 shares have been designated as Class B Exchangeable Common Stock (the "CLASS B COMMON STOCK"), 25,000,000 Preferred Shares, $.01 par value per share (of which 9,200,000 shares have been designated 7-5/8% Series A Convertible Cumulative Preferred Stock, the ("SERIES A CONVERTIBLE PREFERRED"), 6,000,000 shares have been designated as Series B Convertible Cumulative Preferred Stock (the "SERIES B CONVERTIBLE PREFERRED") and 100,000 shares have been designated as Series C Junior Participating Preferred Stock (the "SERIES C PREFERRED")) and 75,000,000 Excess Shares, $.01 par value per share.

                           (B) As of August 1, 2006, 83,250,919 Reckson Common Shares are issued and outstanding (including an aggregate of 139,000 restricted Reckson Common Shares granted under the Reckson Option Plans), no shares of Class B Common Stock are issued and outstanding, no shares of Series A Convertible Preferred Stock are issued and outstanding, no shares of Series B Convertible Preferred Stock are issued and outstanding and no shares of Series C Preferred Stock are issued and outstanding.

                           (C) As of August 1, 2006, there are outstanding Reckson Options to purchase an aggregate of 1,232,701 Reckson Common Shares and Reckson RSUs that relate to an aggregate of 216,340 Reckson Common Shares.

                           (D) As of the date hereof, there are no issued and outstanding or reserved for issuance: (1) shares or other equity securities of Reckson; (2) restricted Reckson Common Shares or performance stock awards relating to the equity interests of Reckson;
         (3) securities of Reckson or any Reckson Subsidiary convertible into or exchangeable for stock or other equity securities of Reckson or any Reckson Subsidiary; and (4) subscriptions, options, warrants, conversion rights, stock appreciation rights, "phantom" stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Reckson or any Reckson Subsidiary is a party or by which it is bound in any case obligating Reckson or any Reckson Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Reckson or of any Reckson Subsidiary, or obligating Reckson or any Reckson Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement, except, in each case, (w) for the Preferred Share Purchase Rights issued pursuant to the Rights Agreement (the "COMPANY RIGHTS AGREEMENT"), dated as of or about October 13, 2000 between the Company and American Stock Transfer & Trust Company (the "RIGHTS AGENT"), (x) as set forth in this Section 3.1(c), (y) in connection with the 4.00% exchangeable senior debentures due December 15, 2005 (the "CONVERTIBLE SENIOR NOTES"), or (z) as may arise in connection with the rights of holders of the partnership units of the Operating Partnership, including the LP Units. All outstanding shares of Reckson are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

                           (E) All dividends or distributions on securities of Reckson or the Operating Partnership or any material dividends or distributions on any securities of any Reckson Subsidiary (other than the Joint Ventures and any wholly owned Reckson Subsidiaries) that have been declared or authorized prior to the date of this Agreement have been paid in full.

                  (ii) Partnership Units. (A) As of August 1, 2006, (1) 83,250,919 units of general partner interest in the Operating Partnership (the "GP UNITS"), (2) 1,521,097 Class A Common Units and 456,621 Class C Common Units and (3) 1,200 Preferred LP Units are validly issued and outstanding. All such partnership interests are duly authorized, validly issued and are not subject to preemptive rights, none of Reckson or the Operating Partnership is a party to any purchase option, call option, right of first refusal, subscription or other similar right with respect to any of Reckson's interests in the Operating Partnership, and any capital contributions required to be made by the holders thereof have been made.

                           (B) Reckson is the sole general partner of the Operating Partnership and holds 100% of the outstanding GP Units in the Operating Partnership. Section 3.1(c)(ii)(B) of the Reckson Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of Common LP Units and Preferred LP Units held by, each partner in the Operating Partnership.

                           (C) As of the date of this Agreement, (1) 362,500 long-term incentive operating partnership units representing the right to receive Common LP Units in accordance with the terms set forth in the Supplement to the Operating Partnership Agreement Establishing the LTIP Units (the "2004 LTIP OP Units"), (2) 272,100 long-term incentive operating partnership units representing the right to receive Common LP Units in accordance with the terms set forth in the Supplement to the Operating Partnership Agreement Establishing the 2005 LTIP Units (the "2005 LTIP OP UNITS") and (3) 207,000 long-term incentive operating partnership units representing the right to receive Common LP Units in accordance with the terms set forth in the Supplement to the Operating Partnership Agreement Establishing the 2006 LTIP Units (the "2006 LTIP OP UNITS" and collectively with the 2004 LTIP OP Units and 2005 LTIP OP Units, the "LTIP OP UNITS").

                  (iii) Miscellaneous. (A) Except for this Agreement and the Operating Partnership Agreement, there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Reckson or partnership interests in the Operating Partnership to which Reckson or any Reckson Subsidiary is a party or by which it is bound or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Reckson, or partnership interests in the Operating Partnership to which Reckson or any Reckson Subsidiary is a party or by which it is bound.

                           (B) No holder of securities in Reckson or any Reckson Subsidiary has any right to have the offering or sale of such securities registered by Reckson or any Reckson Subsidiary, as the case may be.

         (d)      Authority; No Violations; Consents and Approval.

                  (i) The Reckson Board of Directors has approved and declared advisable the Merger, the Partnership Merger and the other transactions contemplated by this Agreement and has directed that the Merger be submitted for consideration at a special meeting of the holders of Reckson Common Shares (the "RECKSON SHAREHOLDER MEETING"). Reckson and the Operating Partnership each has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Reckson Shareholder Approval, the Reckson Partner Approval, and the filing of Articles of Merger pursuant to the MGCL and the filing of the Partnership Certificate of Merger pursuant to the DRULPA. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of Reckson and each applicable Reckson Subsidiary, subject, solely with respect to the consummation of the Merger, to receipt of the Reckson Shareholder Approval and with respect to the consummation of the Partnership Merger, the Reckson Partner Approval. This Agreement has been duly executed and delivered by Reckson and the Operating Partnership, and subject, solely with respect to the consummation of the Mergers, to receipt of the Reckson Shareholder Approval and the Reckson Partner Approval, and assuming due execution and delivery by each of the Purchaser Parties, constitutes legal, valid and binding obligations of Reckson and the Operating Partnership, enforceable against Reckson and the Operating Partnership in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) Subject to receipt of the Reckson Shareholder Approval and the Reckson Partner Approval, the execution and delivery of this Agreement by Reckson and the Operating Partnership does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval of any third party under, any provision of (A) the Reckson Charter or the Reckson Bylaws or any provision of the comparable charter or organizational documents of any of the Reckson Subsidiaries,
         (B) any loan or credit agreement or note, or any bond, mortgage, indenture, joint venture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to Reckson or any of the Reckson Subsidiaries, or to which their respective properties or assets are bound or any guarantee (except, in each case, for the Triggered Loans (as defined herein) and except as may arise in connection with the Purchaser Parties' financing of the transactions contemplated by this Agreement) by Reckson or any of the Reckson Subsidiaries of any of the foregoing, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the Reckson Shareholder Approval and Reckson Partner Approval have been obtained, any Law or Order (as defined herein) applicable to or binding upon Reckson or any of the Reckson Subsidiaries, or any of their respective properties or assets, other than as may arise in connection with the Purchaser Parties' financing of the transactions contemplated by this Agreement, except in the case of clauses (B) and (C), any of the foregoing that, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect. For the purposes of this Agreement, the term "TRIGGERED LOANS" means the loans identified as "Triggered Loans" in Section 3.1(d)(ii) of the Reckson Disclosure Letter.

                  (iii) No consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of Reckson or any of the Reckson Subsidiaries in connection with the execution and delivery of this Agreement by Reckson or the Operating Partnership or the consummation by Reckson or the Operating Partnership of the transactions contemplated hereby, except for: (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) (a) a proxy or information statement in preliminary and definitive form (the "PROXY STATEMENT") relating to the Reckson Shareholder Meeting held in connection with the Merger, or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated thereby; (B) the filing of the Articles of Merger and the acceptance for record of the Articles of Merger pursuant to the MGCL;
         (C) the filing of the Partnership Certificate of Merger and the acceptance for record of the Partnership Certificate of Merger pursuant to the DRULPA; (D) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws; (E) such filings as may be required in connection with state or local transfer Taxes; (F) compliance with the rules and regulations of the New York Stock Exchange; and (G) any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect.

         (e) SEC Documents; Financial Statements. Reckson has made available to Purchaser (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by Reckson with the SEC since January 1, 2003 (the "RECKSON SEC DOCUMENTS"), which are all the documents (other than preliminary material) that Reckson was required to file with the SEC since January 1, 2003 pursuant to the federal securities laws and the SEC rules and regulations thereunder. As of their respective dates, the Reckson SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Sarbanes-Oxley Act of 2002 and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Reckson SEC Documents, in each case, as in effect at such time, and none of the Reckson SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Reckson SEC Documents filed and publicly available prior to the date of this Agreement. No Reckson Subsidiary other than the Operating Partnership is required (by contract or by applicable Law) to make periodic filings with the SEC. The consolidated financial statements of Reckson (including the notes thereto) included or incorporated by reference in the Reckson SEC Documents (including the audited consolidated balance sheet of Reckson as at December 31, 2005 (the "BALANCE SHEET") and the unaudited consolidated statements of income for the three months ended March 31,
                  2006) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, liabilities and the consolidated financial position of Reckson and the Reckson Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Reckson and the Reckson Subsidiaries taken as a whole, for the periods presented therein. Since the enactment of the Sarbanes-Oxley Act of 2002, each of Reckson and the Operating Partnership has been and is in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated thereunder.

         (f)      Absence of Certain Changes or Events.

                  (i) Since the date of the Balance Sheet, each of Reckson and the Reckson Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been:
         (i) a Reckson Material Adverse Effect; (ii) any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Reckson Common Shares or any LP Units (other than regular quarterly cash dividends of $0.4246 per Reckson Common Share and cash dividends after the date of this Agreement expressly permitted by Section 4.1 or applicable distributions payable to holders of LP Units, GP Units and Reckson RSUs) ; (iii) any amendment of any material term of any outstanding security of Reckson or any Reckson Subsidiary; (iv) any repurchase, redemption or other acquisition by Reckson or any Reckson Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Reckson or any Reckson Subsidiary (except
         (x) in connection with Reckson Employee Benefit Plans, (y) pursuant to the terms of any LP Units, or (z) in connection with the use of Reckson Common Shares or Common LP Units to pay the exercise price or Tax withholding obligation upon the exercise of a Reckson Option or upon the vesting or settlement of a Reckson restricted share award, Reckson RSU or LTIP OP Unit); (v) any change in any method or practice of financial accounting by Reckson or any Reckson Subsidiary except for changes after the date of this Agreement expressly permitted by Section 4.1); or (vi) any incurrence, assumption or guarantee by Reckson or any Reckson Subsidiary of any indebtedness for borrowed money other than incurrences, assumptions or guarantees that would have been permitted if incurred subsequent to the date of this Agreement in accordance with
         Section 4.1(b).

         (g) No Undisclosed Material Liabilities. Except as disclosed in the Reckson SEC Documents filed prior to the date hereof, there are no Liabilities of Reckson or any of the Reckson Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected in the financial statements (including the notes thereto), or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and as would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect.

         (h) No Default. Neither Reckson nor any of the Reckson Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of the Reckson Charter or the Reckson Bylaws or the comparable charter or organizational documents of any of the Reckson Subsidiaries (for the avoidance of doubt, the occurrence of any event that is reasonably likely to result in Reckson ceasing to be qualified as a REIT shall be deemed to be material), (ii) any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Reckson or any of the Reckson Subsidiaries is now a party or by which Reckson or any of the Reckson Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law or Order applicable to or binding upon Reckson or any of the Reckson Subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) (with respect to Reckson Subsidiaries that constitute Joint Ventures), (ii) and (iii), for defaults or violations that, individually or in the aggregate, have not constituted, and would not constitute, a Reckson Material Adverse Effect.

         (i) Compliance with Applicable Laws. Reckson and the Reckson Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the "RECKSON PERMITS"), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Reckson Material Adverse Effect. Reckson and the Reckson Subsidiaries are in compliance with the terms of the Reckson Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Reckson Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Reckson Material Adverse Effect, the businesses of Reckson and the Reckson Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Reckson or any of the Reckson Subsidiaries is pending or, to the Knowledge of Reckson, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect.

         (j) Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Reckson, threatened against or affecting Reckson or any Reckson Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Reckson Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against Reckson or any Reckson Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger or the Partnership Merger.

         (k) Taxes. Except as would not, individually or in the aggregate, have a Reckson Material Adverse Effect:

                  (i) (A) Reckson and each Reckson Subsidiary has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns (as defined herein) required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed, true, correct and complete; (B) Reckson and each Reckson Subsidiary has paid (or Reckson has paid on behalf of such Reckson Subsidiary) all Taxes required to be paid by it (in each case of clause (A) or (B), except with respect to matters for which appropriate reserves have been established in accordance with GAAP); (C) as of the date hereof, there are no audits, examinations or other proceedings relating to any Taxes of Reckson or any Reckson Subsidiary pending or, to the Knowledge of Reckson, threatened in writing; (D) all deficiencies asserted or assessments made with respect to Reckson or any of the Reckson Subsidiaries as a result of any examination by the IRS or any other taxing authority have been paid in full; (E) no requests for waivers of the time to assess any Taxes against Reckson or any Reckson Subsidiary have been granted and remain in effect; (F) there are no Liens for any material Taxes on any assets of Reckson or any Reckson Subsidiary other than Liens for Taxes not yet due or payable or which are being contested in good faith through appropriate proceedings; (G) to the Knowledge of Reckson, no claim has been made by a taxing authority in a jurisdiction in which income Tax Returns are not filed by or on behalf of Reckson or any Reckson Subsidiary that Reckson or any such Reckson Subsidiary is or may be subject to income taxation by that jurisdiction; and (H) all material Taxes required to be withheld in connection with amounts paid or owing to any employee, creditor, shareholder or other third party have been timely withheld and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority.

                  (ii) Reckson (A) for each taxable period beginning with the taxable period ending December 31, 1995 through the taxable period ending December 31, 2005, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a "REIT") and has satisfied all requirements to qualify as a REIT for such periods; (B) has operated since January 1, 2006, to the date of this representation in a manner consistent with the requirements for qualification and taxation as a REIT; and (C) intends to continue to operate in such a manner as to qualify as a REIT for the taxable period ending on the Closing Date.

                  (iii) Neither Reckson nor any Reckson Subsidiary is a party to
         (A) any Tax allocation or sharing agreement other than any agreement solely between Reckson and any Reckson Subsidiary or (B) any Tax Protection Agreement.

                  (iv) Neither Reckson nor any Reckson Subsidiary has any liability for Taxes of any Person other than Reckson and the Reckson Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

                  (v) Neither Reckson nor any Reckson Subsidiary has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

                  (vi) Each Reckson Subsidiary that is a partnership, joint venture or limited liability company has since the date it became a Subsidiary been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation, or as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

         (l)      Benefit Plans.

                  (i) Section 3.1(l)(i) of the Reckson Disclosure Letter sets forth a true and complete list of each material employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Reckson or any Reckson Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Reckson or any Reckson Subsidiary or to which Reckson or any Reckson Subsidiary contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee pension benefit plan (within the meaning of
         Section 3(2) of ERISA) (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity or equity based plan or award, severance, employment, change of control or fringe benefit plan, program or agreement, other than any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than Reckson or an Reckson Subsidiary pursuant to the Collective Bargaining Agreements (as defined below) (collectively, the "RECKSON EMPLOYEE BENEFIT PLANS").

                  (ii) Each of the Reckson Employee Benefit Plans has been operated and administered in all material respects with applicable Law, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder; (B) each of the Reckson Employee Benefit Plans intended to be "qualified" (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and Reckson is not aware of any reason why any such determination letter should be revoked; (C) no Reckson Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (D) no Reckson Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or beneficiary or covered dependent of an employee or former employee or directors of Reckson or any Reckson Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA); (E) no Controlled Group Liability (as defined herein) has been incurred by Reckson or any Reckson Subsidiary that has not been satisfied in full, and no condition exists that shall result in Reckson or any Reckson Subsidiary of incurring any such liability that would be material to Reckson; (F) all contributions or other amounts payable by Reckson or a Reckson Subsidiary with respect to each Reckson Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (G) neither Reckson nor a Reckson Subsidiary has engaged in a transaction in connection with which Reckson or a Reckson Subsidiary reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (H) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Reckson Employee Benefit Plans or any trusts related thereto plan which could reasonably be expected to result in any material liability of Reckson or any Reckson Subsidiary; (I) since March 31, 2006, neither Reckson nor its Subsidiaries has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Reckson Employee Benefit Plan or pursuant to the terms of a Collective Bargaining Agreement; (J) except as indicated in Section 3.1(l)(i) of the Reckson Disclosure, no Reckson Employee Benefit Plans exists which could result in the payment of material amount of money or any other property or rights, or accelerate or provide any other material rights or benefits, or require the payment of amounts or benefits that would not be deductible under 280G of the Code, to any current or former employee, director or consultant of Reckson or any Subsidiary that would not have been required but for the transactions contemplated by this Agreement; and
         (K) each Reckson Employee Benefit Plan may be amended and terminated in accordance with its terms.

         (m) Labor Matters. Section 3.1(m) of the Reckson Disclosure Letter sets forth a list of each collective bargaining agreement to which Reckson or an Reckson Subsidiary is a party with respect to employees of Reckson and the Reckson Subsidiaries (collectively, the "COLLECTIVE BARGAINING AGREEMENTS"). With respect to employees of Reckson and the Reckson Subsidiaries, except as would not, individually or in the aggregate, have an Reckson Material Adverse Effect, (i) Reckson and each of the Reckson Subsidiaries is in compliance with the terms of the Collective Bargaining Agreements; (ii) except as set forth in
                  Section 3.1(m) of the Reckson Disclosure Letter, none of Reckson, any Subsidiary or any ERISA Affiliate has at any time since January 1, 2004 withdrawn in any complete or partial withdrawal from any "multiemployer plan" as defined in Section 3(37) of ERISA and, if Reckson, its Subsidiaries and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, neither Reckson, any Subsidiary nor any ERISA Affiliate would incur a withdrawal liability that would result in a Reckson Material Adverse Effect; and (iii) neither Reckson nor any Reckson Subsidiary is the subject of a proceeding asserting it has committed an unfair labor practice, nor, to the Knowledge of Reckson, is any such proceeding threatened, nor is there any strike or other labor dispute by the employees of Reckson or any Reckson Subsidiary pending or threatened, nor does Reckson have Knowledge of any activity involving any employee of Reckson or any Reckson Subsidiary seeking to certify an additional collective bargaining unit or engaging in union organizational activity.

         (n)      Environmental Matters.

                  (i) Neither Reckson nor any Reckson Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any pollutant, contaminant, waste or toxic substance, including asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum or petroleum products (including crude oil and any fraction thereof), radon, mold, fungus and other hazardous biological materials (collectively, "HAZARDOUS MATERIALS") or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, "ENVIRONMENTAL LAWS"), except for any violation that, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect; and

                  (ii) Neither Reckson nor the Reckson Subsidiaries have received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting Reckson or any of the Reckson Subsidiaries or any of the Reckson Properties (as defined herein) that have not been remedied or cured, and to the Knowledge of Reckson and the Operating Partnership there is no basis therefor, in each case, except as would not, individually or in the aggregate, have a Reckson Material Adverse Effect.

                  (iii) Neither Reckson nor any Reckson Subsidiary has entered into, agreed to or is bound by any material consent decree or order or is a party to any material judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

         (o)      Properties.

                  (i) Section 3.1(o)(i) of the Reckson Disclosure Letter sets forth a correct list of all real property owned or leased (as lessee) by the Operating Partnership or other Reckson Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as an "RECKSON PROPERTY" and collectively referred to herein as the "RECKSON PROPERTIES").

                  (ii) The Operating Partnership or other Reckson Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Reckson Properties, in each case, free and clear of Liens, mortgages or deeds of trust, claims against title, charges that are Liens, security interests or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, "ENCUMBRANCES"), except for the following (collectively, the "PERMITTED TITLE EXCEPTIONS"): (A) Encumbrances set forth in
         Section 3.1(o)(ii) of the Reckson Disclosure Letter or relating to debt obligations reflected in the Company's financial statements and the notes thereto (including with respect to debt obligations which are not consolidated), (B) Encumbrances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (C) any Material Contracts (as defined herein) (only to the extent that the same encumbers or affects title to real property), or leases to third parties for the occupation of portions of the Reckson Properties by such third parties in the ordinary course of the business of Reckson or the Operating Partnership, (D) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning regulations, (E) Encumbrances disclosed on existing title policies made available to the Purchaser Parties prior to the date hereof, (F) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's liens and other similar liens imposed by Law and incurred in the ordinary course of business, and (G) any other Encumbrances, limitations or title defects of any kind, if any, that, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect.

                  (iii) Reckson and the Operating Partnership have made available to Purchaser all title insurance policies with respect to the Reckson Properties that are set forth on Section 3.1(o)(iii) of the Reckson Disclosure Letter. To Reckson's and the Operating Partnership's Knowledge, no material claim has been made under any such title insurance policy and each such title insurance policy is in full force and effect as of the date hereof.

                  (iv) No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Reckson Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Reckson Properties or that is necessary to permit the lawful use and operation of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Reckson Properties has not been obtained and is not in full force and effect, and neither Reckson nor any Reckson Subsidiary has received written notice of any threat of modification or cancellation of any such certificate, permit or license, except for such notices, failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect and

                  (v) Neither Reckson nor any Reckson Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Reckson Properties, or (B) any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or other Law, code, ordinance, Order or regulation has been violated for any Reckson Property, which in the case of clauses (A) and (B) would, individually or in the aggregate, constitute a Reckson Material Adverse Effect.

                  (vi) Section 3.1(o)(vi) of the Reckson Disclosure Letter lists as of the date hereof each ground lease to which Reckson or any Reckson Subsidiary is party, as lessee or lessor. Each such ground lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable, and, to the Knowledge of Reckson, against the other parties thereto, except as would not constitute, individually or in the aggregate, a Reckson Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Reckson Material Adverse Effect, neither Reckson nor any Reckson Subsidiary, on the one hand, nor, to the Knowledge of Reckson, any other party, on the other hand, is in default under any such ground lease which default is reasonably likely to result in a termination of such ground lease. No purchase option has been exercised under any of such ground lease, except purchase options whose exercise has been evidenced by a written document as described in Section 3.1(o)(vi) of the Reckson Disclosure Letter. Reckson and the Operating Partnership have made available to Purchaser a correct and complete copy of each such ground lease and all material amendments thereto.

                  (vii) Neither Reckson nor any Reckson Subsidiary is a party to any agreement relating to the management of any of the Reckson Properties by a party other than Reckson or any wholly-owned Reckson Subsidiaries, except as disclosed Section 3.1(o)(vii) of the Reckson Disclosure Letter.

                  (viii) Reckson has made available to Purchaser true, correct and complete copies of the top 50 leases (measured by leasing revenue) that Reckson and its Subsidiaries, taken as a whole, are party to as a landlord or lessor with respect to each of the applicable Reckson Properties including all material amendments, modifications, supplements, renewals, and extensions thereto, in each case as in effect on the date hereof (the "RECKSON LEASES"). Neither Reckson nor any of the Reckson Subsidiaries, nor to the Knowledge of Reckson or the Operating Partnership, any tenant, has received written notification that they are in default under any Reckson Lease, except for defaults that would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect.

         (p) Insurance. Reckson or the Operating Partnership maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks which in its good faith judgment are reasonable for the business of Reckson and the Reckson Subsidiaries (taking into account the cost and availability of such insurance). There is no claim by Reckson or any Reckson Subsidiary pending under any such policies which (A) has been denied or disputed by the insurer and (B) would constitute, individually or in the aggregate, a Reckson Material Adverse Effect.

         (q) Opinion of Financial Advisor. As of the date hereof, the Committee of Independent Directors of the Reckson Board of Directors has received the Fairness Opinion.

         (r) Votes Required. The affirmative vote of two-thirds of all the votes entitled to be cast by the holders of Reckson Common Shares (the "RECKSON SHAREHOLDER APPROVAL") are the only votes or consents required of the holders of any class or series of the Reckson Common Shares or other securities of or equity interests in Reckson required to approve this Agreement and to approve and consummate the Merger. The affirmative vote of a majority of the outstanding LP Units (the "RECKSON PARTNER APPROVAL") is the only vote or consent required of the holders of any class or series of the LP Units or other securities of or equity interests in the Operating Partnership required to approve this Agreement and to approve and consummate the Partnership Merger. No consent of holders of LP Units who receive Partnership Merger Consideration will be required to approve the Merger. Prior to the Effective Time, the Reckson Partner Approval will be duly and validly obtained.

         (s) Brokers. Except for the fees and expenses payable to the Reckson Financial Advisor, Citigroup Global Markets Inc., and Greenhill & Co., no broker, investment banker or other Person is entitled to any brokers', finders' or other similar finders fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Reckson, any Reckson Subsidiary or any Affiliate thereof. Reckson has made available to Purchaser prior to the date of this Agreement true and complete copies of any agreement under which the Reckson Financial Advisor would be entitled to receive any payments in connection with this Agreement or the transactions contemplated hereby.

         (t)      Material Contracts.

                  (i) All of the Material Contracts of Reckson as in effect as of the date hereof are listed in Section 3.1(t)(i) of the Reckson Disclosure Letter or in the exhibit index set forth in a Covered Reckson SEC Disclosure. Reckson has, prior to the date hereof, made available to Purchaser (including by filing with the SEC) true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to Reckson and the Reckson Subsidiaries, and to the Knowledge of Reckson, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles.

                  (ii) Except as set forth in Section 3.1(t)(ii) of the Reckson Disclosure Letter, (A) neither Reckson nor any Reckson Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and (B) to the Knowledge of Reckson, as of the date hereof, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) by any third party to any Material Contract, except, in either the case of clause (A) or (B), for those violations or defaults that, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect. For purposes of this Agreement, "MATERIAL CONTRACTS" means (I) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $25,000,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business), (II) any contracts entered into by Reckson or any Reckson Subsidiary that, by its terms, is not terminable within one year (without termination fee or penalty (other than customary tails in the case of brokerage contracts) and that may result in total payments by Reckson or any Reckson Subsidiary in excess of $10,000,000 other than any agreements with respect to Joint Venutres, any leases with respect to any Reckson Property, any development or construction contracts or, in each case, any related or ancillary agreement) , (III) any other agreements filed or required to be filed as exhibits to the Reckson SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17,
         Part 229 of the Code of Federal Regulations, (IV) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which Reckson or any Reckson Subsidiary is a party or an obligor with respect thereto, (V) any partnership or joint venture agreement with any third parties and (VI) any agreement, commitment, instrument or obligation of a type described in Section 3.1(t)(iii) and (iv) below.

                  (iii) There is no non-competition agreement or other contract or agreement that contains covenants that restrict in any material respect Reckson's or any Reckson Subsidiary's ability to compete in any line of business or with any Person in any geographical areas, except for Material Contracts of a type described elsewhere in the definition of Material Contracts.

                  (iv) Section 3.1(t)(iv) of the Reckson Disclosure Letter lists all agreements (other than agreements with respect to the Joint Ventures, and leases or subleases which contain options to purchase) entered into by Reckson or any Reckson Subsidiary as of the date hereof providing for the sale of, or option to sell, any Reckson Properties or any material interest therein or the purchase of, or option to purchase, by Reckson or any Reckson Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate or material interest therein not yet consummated as of the date hereof.

         (u) Inapplicability of Takeover Statutes; Certain Charter and Bylaw Provisions; Rights Agreement.

                  (i) Reckson has taken all appropriate and necessary actions to exempt the Merger, the Partnership Merger, this Agreement and the other transactions contemplated thereby from the restrictions of any applicable provision of Subtitles 6 and 7 of Title 3 of the MGCL, as applicable to a Maryland corporation, and Title 8 (collectively, the "TAKEOVER STATUTE"). No other "control share acquisition", "fair price", "moratorium" or other antitakeover Laws apply to the Merger, the Partnership Merger, this Agreement or the other transactions contemplated hereby. Reckson and the Reckson Board of Directors have taken all appropriate and necessary actions to cause the Merger, the Partnership Merger, this Agreement and the other transactions contemplated hereby to comply with or be exempted from any provision contained in the Reckson Charter, Reckson Bylaws or in the comparable organizational document of any Reckson Subsidiary that would otherwise impose any limitations on ownership (the "OWNERSHIP LIMIT") of (1) Reckson Common Shares as set forth in the Reckson Charter and (2) the limited partner interests in the Operating Partnership as set forth in the Operating Partnership Agreement, including the ownership limit set forth in the Reckson Charter inapplicable to the Merger, Partnership Merger, the execution of and performance of the this Agreement and the transactions contemplated hereby.

                  (ii) As soon as practicable, the Reckson Board of Directors shall amend the Company Rights Agreement to render it inapplicable to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to provide that (A) none of the Purchaser Parties shall become an "Acquiring Person" as a result of the execution, delivery or performance of this Agreement and the consummation of the Merger, and (B) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or the consummation of any of the transactions contemplated hereby. The amendment to the Company Rights Agreement shall be in full force and effect until immediately following the termination of this Agreement in accordance with its terms.

         (v) Information Supplied. The information supplied by Reckson or any Reckson Subsidiary for inclusion in the Proxy Statement and the Form S-4 Registration Statement, or any amendment or supplement thereto, shall not, on the date the Proxy Statement is first mailed to Reckson Common Shareholders, at the time of the Reckson Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied in writing by any of the Purchaser Parties for inclusion in the Proxy Statement or the Form S-4 Registration Statement shall not be considered to have been supplied by Reckson or any Reckson Subsidiary for purposes of this representation.

         (w) Investment Company Act of 1940. None of Reckson or any Reckson Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

         Section 3.2. Representations and Warranties of Purchaser Parties. Except as set forth in (i) any Form 10-K, Form 10-Q, Form 8-K, or proxy statement, and in each case any amendment thereto, filed by Parent or the Parent Operating Partnership (as defined below) with the SEC on or after January 1, 2006 and prior to the date hereof (except in each case for the risk factors section and any forward looking statements contained in the Management's Discussion & Analysis) (the "COVERED PARENT SEC DISCLOSURE"), or (ii) the disclosure letter, dated the date hereof and delivered to Reckson in connection with the execution and delivery of this Agreement (the "PARENT DISCLOSURE LETTER"), each of the Purchaser Parties, jointly and severally represents and warrants to Reckson as follows:

         (a) Organization, Standing and Power of the Purchaser Parties. Each of the Purchaser Parties is duly formed, validly existing and in good standing under the Laws of their jurisdiction of incorporation and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Each of the Purchaser Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. Each of the Purchaser Parties (other than Parent) is wholly-owned by Parent. Wyoming Acquisition GP is the general partners of Wyoming Acquisition LP. Purchaser has heretofore made available to Reckson and the Operating Partnership complete and correct copies of the charter, bylaws or other organizational documents of each of the Purchaser Parties, each as amended to the date hereof and each as in full force and effect.

         (b)      Subsidiaries.

                  (i) Each Subsidiary of Parent is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. Each Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. All outstanding equity interests in each Subsidiary of Parent have been duly authorized and are validly issued, fully paid and (except for general partnership interests) nonassessable, and are not subject to any preemptive rights, purchase options, call options, rights of first refusal, subscriptions or any similar rights and are owned by Parent and are so owned free and clear of all Liens, except as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

         (c) (i) Capital Structure. (A) The authorized shares of capital stock of Parent consist of an aggregate of 100,000,000 shares of Parent Common Stock, and 25,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000,000 shares have been designated Series B Junior Participating Preferred Stock (the "PARENT SERIES B PREFERRED"), 6,440,000 shares have been designated Series C Preferred Stock (the "PARENT SERIES C PREFERRED"), and 4,000,000 shares have been designated Series D Preferred Stock (the "PARENT SERIES D PREFERRED"), and 75,000,000 shares of Excess Stock, $0.01 par value per share. As of July 31, 2006, 45,770,217 shares of Parent Common Stock are issued and outstanding, no shares of Parent Series B Preferred are issued and outstanding, 6,300,000 shares of Parent Series C Preferred are issued and outstanding and 4,000,000 shares of Parent Series D Preferred are issued and outstanding. No shares of Parent capital stock have been issued since July 31, 2006 and prior to the date hereof other than in accordance with the exercise of awards under employee benefit plans. All outstanding shares of Parent are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any similar right. The shares of Parent Common Stock to be issued in the Mergers, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens other than Liens created by or imposed upon the holders thereof. Each share of Parent Common Stock to be issued in the Mergers shall carry the same number of Parent Rights as each other share of Parent Common Stock.

                           (B) As of the date hereof, there are no issued and outstanding or reserved for issuance: (1) shares or other equity securities of Parent; (2) restricted shares of Parent Common Stock or performance stock awards relating to the equity interests of Parent;
         (3) securities of Parent or any Subsidiary of Parent convertible into or exchangeable for stock or other equity securities of Parent or any Subsidiary of Parent; and (4) subscriptions, options, warrants, conversion rights, stock appreciation rights, "phantom" stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Parent or of any Subsidiary of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement, except, in each case, as set forth in this Section 3.2(c) or pursuant to the Preferred Share Purchase Rights (the "PARENT RIGHTS") issued pursuant to the Rights Agreement (the "PARENT RIGHTS AGREEMENT"), dated as of or about March 6, 2000 between the Company and the Rights Agent. All outstanding shares of Parent are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

                  (ii) Miscellaneous. (A) Except for this Agreement, there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Parent to which Parent or any Subsidiary of Parent is a party or by which it is bound or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Parent to which Parent or any Subsidiary of Parent is a party or by which it is bound.

                           (B) No holder of securities in Parent or any Subsidiary of Parent has any right to have the offering or sale of such securities registered by Parent or any Parent Subsidiary, as the case may be.

         (d)      Authority; No Violations; Consents and Approvals.

                  (i) Each of the Purchaser Parties has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject the filing of Articles of Merger pursuant to the MGCL and the filing of the Partnership Certificate of Merger pursuant to the DRULPA. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of Parent and each applicable Parent Subsidiary, and no vote or consent of any holders of any securities of Parent or any of its Subsidiaries is required with respect to the consummation of the transactions contemplated hereby.

                  (ii) This Agreement has been duly executed and delivered by each of the Purchaser Parties, and, assuming due authorization and delivery by Reckson and the Operating Partnership, constitutes a valid and binding obligations of such Purchaser Parties, enforceable against such Purchaser Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (iii) The execution and delivery by each of the Purchaser Parties of this Agreement does not, and the consummation of the transactions contemplated hereby, and compliance by each of the Purchaser Parties with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval under, any provision of (A) the charter, bylaws or comparable organizational documents of any of the Purchaser Parties or the Parent Operating Partnership or any of their respective Subsidiaries, (B) any material contract, agreement or commitment of any of the Purchaser Parties or any of their respective Subsidiaries, or any guarantee by any of the Purchaser Parties or any of their respective Subsidiaries, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
         Section 3.2(d)(iv) are duly and timely obtained or made, any Law or Order applicable to or binding on any of the Purchaser Parties or any of their respective Subsidiaries, properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of any of the Purchaser Parties to perform its obligations under this Agreement or prevent the consummation by any of the Purchaser Parties of any of the transactions contemplated hereby.

                  (iv) No consent, approval, Order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required by or on behalf of any of the Purchaser Parties or any of their respective Subsidiaries in connection with the execution and delivery by any of the Purchaser Parties of this Agreement or the consummation by any of the Purchaser Parties of the transactions contemplated hereby, except for: (A) compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Articles of Merger and the acceptance for record of the Articles of Merger pursuant to the MGCL;
         (C) the filing of the Partnership Certificate of Merger and the acceptance for record of the Partner Certificate of Merger pursuant to the DRULPA; (D) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws; (E) compliance with the rules and regulations of the New York Stock Exchange; and (F) any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of any of the Purchaser Parties to perform its obligations hereunder or prevent the consummation by them of any of the transactions contemplated hereby.

         (e) SEC Documents; Financial Statements. Parent has made available to Reckson (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by Parent with the SEC since January 1, 2003 (the "PARENT SEC DOCUMENTS"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since January 1, 2003 pursuant to the federal securities Laws and the SEC rules and regulations thereunder. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Sarbanes-Oxley Act of 2002 and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, in each case, as in effect at such time, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement. No Parent Subsidiary is required (by contract or applicable Law) to make periodic filings with the SEC. The consolidated financial statements of Parent (including the notes thereto) included or incorporated by reference in the Parent SEC Documents (including the audited consolidated balance sheet of Parent as at December 31, 2005 (the "PARENT BALANCE SHEET") and the unaudited consolidated statements of income for the three months ended March 31,
                  2006) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, Liabilities and the consolidated financial position of Parent and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Parent and its Subsidiaries taken as a whole, for the periods presented therein. Since the enactment of the Sarbanes-Oxley Act of 2002, Parent has been and is in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated thereunder.

         (f) Information Supplied. The information supplied by any of the Purchaser Parties for inclusion in the Form S-4 Registration Statement and the Proxy Statement, or any amendment or supplement thereto, shall not, on the date the Proxy Statement is first mailed to Reckson Common Shareholders, at the time of the Reckson Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied in writing by Reckson or the Operating Partnership for inclusion in the Proxy Statement or the Form S-4 Registration Statement shall not be considered to have been supplied by any of the Purchaser Parties for purposes of this representation.

         (g) Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, each of Parent and the Parent Subsidiaries have conducted their business only in the ordinary course and there has not been: (i) a Parent Material Adverse Effect; (ii) any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Parent Common Stock (other than regular quarterly cash dividends of $0.60 per Parent Common Share and cash dividends after the date of this Agreement expressly permitted by
                  Section 4.2);(iii) any amendment of any material term of any outstanding security of Parent or of SL Green Operating Partnership, L.P. (the "PARENT OPERATING PARTNERSHIP") ; (iv) any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Parent or the Parent Operating Partnership (except (x) in connection with Parent employee benefit plans, or (y) in connection with the use of Parent Common Stock to pay the exercise price or Tax withholding obligation upon the exercise of a Parent Option); or (v) any change in any method or practice of financial accounting by Parent or any consolidated Parent Subsidiary other than any change after the date of this Agreement permitted by Section 4.2.

         (h) No Undisclosed Material Liabilities. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there are no Liabilities of Parent or any of the Parent Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected on the financial statements (including the notes thereto), or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

         (i) No Default. Neither Parent nor any of the Parent Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of Parent's Articles of Incorporation (the "PARENT CHARTER") or Parent's Amended and Restated Bylaws (the "PARENT BYLAWS") or the comparable charter or organizational documents (for the avoidance of doubt, the occurrence of any event that is reasonably likely to result in Parent ceasing to be qualified as a REIT shall be deemed to be material), of any of the Parent Operating Partnership, (ii) any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Parent or any of the Parent Subsidiaries is now a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law or Order applicable to or binding upon Parent or any of the Parent Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for defaults or violations that, individually or in the aggregate, have not constituted, and would not constitute, a Parent Material Adverse Effect.

         (j) Compliance with Applicable Laws. Parent and the Parent Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the "PARENT PERMITS"), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Parent Material Adverse Effect, the businesses of Parent and the Parent Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries is pending or, to the Knowledge of Parent, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

         (k) Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary or any of their respective property or assets that, individually or in the aggregate, that would reasonably be expected to result in a Parent Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against Parent or any Parent Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger or the Partnership Merger.

         (l) Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

                  (i) (A) Parent and each Parent Subsidiary has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns (as defined herein) required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed, true, correct and complete; (B) Parent and each Parent Subsidiary has paid (or Parent has paid on behalf of such Parent Subsidiary) all Taxes required to be paid by it (in each case of clause (A) or (B), except with respect to matters for which appropriate reserves have been established in accordance with GAAP).

                  (ii) Parent (A) for each taxable period beginning with its date of formation through December 31, 2005, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such periods;
         (B) has operated since January 1, 2006, to the date of this representation in a manner consistent with the requirements for qualification and taxation as a REIT; and (C) intends to continue to operate in such a manner as to qualify as a REIT.

         (m)      Environmental Matters.

                  (i) Neither Parent nor any Parent Subsidiary is in violation of any applicable Environmental Laws except for any violation that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect; and

                  (ii) Neither Parent nor any Subsidiary of Parent has received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against, and to the Knowledge of Parent and the Operating Partnership there is no basis therefor, or affecting Parent or any of the Parent Subsidiaries or any of the Parent Properties (as defined herein), that have not been remedied or cured, and to the Knowledge of Parent there is no basis therefore in each case except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         (n) Funding. Purchaser has previously delivered to Reckson a complete and correct copy of a fully executed financing commitment (the "FINANCING COMMITMENT,") , whereby the financial institution party thereto has committed, subject to the terms and conditions set forth therein, to provide debt Financing in connection with the transactions contemplated by this Agreement Parent has available to it all financing necessary to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. The Financing Commitment is in full force and effect and is the valid, binding and enforceable obligation of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the financing contemplated by the Financing Commitment other than as set forth therein. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any of the Purchaser Parties under the Financing Commitment, and none of the Purchaser Parties has any reason to believe that any of the conditions to the financings contemplated by the Financing Commitment will not be satisfied or that any financing will not be made available to the Purchaser Parties at the Closing.

         (o) No Other Business. Each of Wyoming Acquisition Corp., Wyoming Acquisition GP and Wyoming Acquisition LP was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated thereby.

         (p) Brokers. No broker, investment banker or other Person is entitled to any brokers', finders' or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser Parties, for which fee or commission Reckson or any Reckson Subsidiary may be liable.

         (q)      Material Contracts.

                  (i) All of the Parent Material Contracts as in effect as of the date hereof are listed in the exhibit index set forth in a Covered Parent SEC Disclosure. Parent has, prior to the date hereof, made available to Reckson (including by filing with the SEC) true and complete copies of each Parent Material Contract as in effect as of the date hereof. All Parent Material Contracts are valid, binding and enforceable and in full force and effect with respect to Parent and the Parent Subsidiaries, and to the Knowledge of Parent, with respect to each other party to any such Parent Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute a Parent Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles.

                  (ii) (A) neither Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound and (B) to the Knowledge of Parent, as of the date hereof there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) by any third party to any Parent Material Contract, except, in either the case of clause (A) or
         (B), for those violations or defaults that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect. For purposes of this Agreement, "PARENT MATERIAL CONTRACTS" means any agreements filed or required to be filed as exhibits to the Parent SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17,
         Part 229 of the Code of Federal Regulations.

         (r)      Solvency.

                  (i) Immediately after giving effect to the Mergers and the transactions contemplated hereunder, including the payment of the Merger Consideration, the financing of the transactions contemplated hereby (and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments), and payment of all related fees and expenses, (i) the fair value of the assets of the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and Liabilities, direct, subordinated, contingent or otherwise, of the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis, respectively;
         (ii) the present fair saleable value of the property of the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis, will be greater than the amount that will be required to pay the probable Liability of the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis, respectively, on their debts and other Liabilities, direct, subordinated, contingent or otherwise, as such debts and other Liabilities become absolute and matured; (iii) the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis will be able to pay their debts and Liabilities, direct, subordinated, contingent or otherwise, as such debts and Liabilities become absolute and matured; and (iv) the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

                  (ii) On the Closing Date, neither Purchaser nor the Surviving Company will, and the Surviving Company will cause its Subsidiaries not to, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its indebtedness or the indebtedness of any such Subsidiary.

         (s) Investment Company Act of 1940. None of Parent or any Parent Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

                                   ARTICLE IV

                          COVENANTS RELATING TO CONDUCT
                         OF BUSINESS PENDING THE MERGERS

         Section 4.1. Conduct of Business by Reckson. (a) During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, Reckson and the Operating Partnership shall, and shall cause each of the other Reckson Subsidiaries to except as otherwise expressly contemplated by this Agreement or to the extent consented to by Purchaser in writing (i) carry on its businesses in the usual, regular and ordinary course consistent with past practice and (ii) to the extent consistent with the foregoing clause (i), use its commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, to keep available the services of their present officers and employees and to maintain the status of Reckson and each applicable Reckson Subsidiary as a REIT within the meaning of Section 856 of the Code.

                  (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, except as otherwise expressly provided or permitted by this Agreement, as set forth in Section 4.1(b) of the Reckson Disclosure Letter, to the extent consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), in connection with Reckson New York Property Trust, as contemplated by Reckson Employee Benefit Plans, as required by existing agreements, or as required by Reckson or its Affiliates duties to joint venture partners or minority shareholders of any Reckson Affiliate, Reckson and the Operating Partnership shall not and shall not authorize or commit or agree to, and shall cause the other Reckson Subsidiaries not to (and not to authorize or commit or agree to):

                  (i) (A) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of Reckson's shares, stock or the partnership interests, shares, stock or other equity interests in any Reckson Subsidiary that is not directly or indirectly wholly owned by Reckson, other than (i) regular, cash distributions at a rate not in excess of $0.4246 per share of Reckson Common Shares, declared and paid quarterly, (ii) applicable distributions payable to holders of LP Units, GP Units and Reckson RSUs and (iii) pro rata dividends or distributions, declared, set aside or paid by any non-wholly-owned Reckson Subsidiary to Reckson or any Reckson Subsidiary; provided that Reckson may declare and pay dividends or distributions to the extent required to maintain its status as a REIT or to eliminate any U.S. federal income or excise Taxes otherwise payable, (B) except as set forth in Section 4.1(b) of the Reckson Disclosure Letter or pursuant to the terms of any LP Units or Reckson Employee Benefit Plans (or the award agreements thereunder), split, combine or reclassify any shares, stock, partnership interests or other equity interest or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests or (C) purchase, redeem or otherwise acquire any Reckson Common Shares, stock, other equity interests or securities of Reckson or the partnership interests, stock, other equity interests or securities of any Reckson Subsidiary or any options, warrants or rights to acquire, or security convertible into, Reckson Common Shares, stock, other equity interest or securities of Reckson or the partnership interests, stock or other equity interests in any Reckson Subsidiary, except in each case (v) in connection with Reckson Employee Benefit Plans, (w) pursuant to the terms of any LP Units, (x) the issuance of Reckson Common Shares pursuant to the terms of the Convertible Senior Notes, (y) upon exercise of existing rights in favor of Reckson or (z) use of Reckson Common Shares or Common LP Units to pay the exercise price or Tax withholding obligation upon the exercise of a Reckson Option or upon the vesting or settlement of a Reckson restricted share award, Reckson RSU or LTIP OP Unit;

                  (ii) (A) classify or re-classify any unissued Reckson Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests) or stock-based performance units of Reckson or any Reckson Subsidiary, (B) other than Permitted Issuances, authorize for issuance, issue, deliver, sell, or grant Reckson Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests) or stock based performance units of Reckson or Reckson Subsidiaries, (C) other than Permitted Issuances, authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any Reckson Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests), or stock-based performance units of Reckson or any Reckson Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities or (D) amend or waive any option to acquire Reckson Common Shares (except, with respect to clauses (A), (B) and (C), (1) as required under the Operating Partnership Agreement as presently in effect, (2) pursuant to the terms of the LP Units, (3) in connection with the exercise of Reckson Options or vesting or settlement of Reckson RSUs granted under the Reckson Option Plans or
         (4) the exchange of units or LTIP OP Units of the Operating Partnership for Reckson securities in accordance with the Operating Partnership Agreement);

                  (iii) amend the Reckson Charter or the Reckson Bylaws, or any other comparable charter or organizational documents of any Reckson Subsidiary;

                  (iv) (A) merge, consolidate or enter into any other business combination transaction with any Person (B) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (C) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof;

                  (v) make, undertake or enter into any new commitments obligating Reckson or any Reckson Subsidiary to make, capital expenditures; provided however, Reckson or any Reckson Subsidiary may make, capital expenditures pursuant to the terms of contracts which have been executed prior to the date hereof and in connection with amounts payable in respect of existing or future (i) tenant improvements, (ii) lease commissions, (iii) obligations under leases,
         (iv) maintenance, repairs and amounts required as a result of extraordinary events or emergencies (collectively, the "PERMITTED EXPENDITURES") and up to 110% of the total amounts set forth as capital expenditures or development costs in the capital expenditure and development plan described in Section 4.1(b) of the Reckson Disclosure Letter (the "CAPITAL BUDGET");

                  (vi) incur indebtedness (secured or unsecured), except for draws under its existing line(s) of credit for purposes of (A) funding expenditures pursuant to the Capital Budget and Permitted Expenditures,
         (B) funding other transactions permitted by this Section 4.1 and (C) working capital purposes in the ordinary course (including to the extent necessary to pay dividends permitted pursuant to Section 4.1(b), for purposes of making payments to holders of any indebtedness and to pay any transaction expenses incurred in connection with the Mergers or the transactions contemplated by this Agreement);

                  (vii) sell, mortgage, subject to Lien, (or, in the case of an involuntary Lien, fail to take commercially reasonable action within forty-five (45) days of the notice of creation thereof to attempt to have such Lien removed), lease (other than leases (other than ground leases) as landlord or sublessor in the ordinary course of business) or otherwise dispose of any of the Reckson Properties, including by the disposition or issuance of equity securities in an entity that owns a Reckson Property, except (A) as described in Section 4.1(b) of the Reckson Disclosure Letter (and in the amounts so described) or (B) made in the ordinary course of business, or (C) pursuant to a binding sales contract in existence on the date of this Agreement and set forth in
         Section 4.1(b) of the Reckson Disclosure Letter;

                  (viii) except as set forth in Section 4.1(b) of the Reckson Disclosure Letter, (A) assume or guarantee the indebtedness of another Person other than wholly owned Reckson Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person other than wholly owned Reckson Subsidiaries or enter into any arrangement having the economic effect of any of the foregoing, (B) prepay, refinance or amend any existing indebtedness other than refinancings of existing indebtedness at maturity with floating rate debt on customary commercial terms which is prepayable without premium or penalty, (C) make any loans, advances, capital contributions or investments in any other Person (other than wholly-owned Subsidiaries) or (D) other than in connection with the incurrence of indebtedness permitted hereunder, pledge or otherwise encumber shares of capital stock or securities in Reckson or any Reckson Subsidiary;

                  (ix) modify, amend or change any existing Tax Protection Agreement in a manner that would adversely affect Reckson, any Reckson Subsidiary or any of the Purchaser Parties, or enter into any new Tax Protection Agreement;

                  (x) except as required by Law or in the ordinary course of business, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, or file any amended Tax Return (in each case, except to the extent necessary or appropriate to preserve Reckson's status as a REIT or to preserve the status of any Reckson Subsidiary as a partnership, "qualified REIT subsidiary" or "taxable REIT subsidiary" for U.S. federal income Tax purposes), if such action would have an adverse affect on any of the Purchaser Parties that is material;

                  (xi) (A) fail to maintain its books and records in all material respects in accordance with GAAP consistently applied, (B) change any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP, (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, other than settlements or compromises (i) relating to real property Taxes or sales Taxes in an amount not to exceed $5,000,000, individually or in the aggregate, or (ii) that do not result in a Tax liability of Reckson or any Reckson Subsidiary that materially exceeds the amount reserved, in accordance with GAAP, with respect to such claim, action, or other proceeding, or (D) revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable Law or GAAP (in which case, Reckson shall promptly inform Purchaser of such changes);

                  (xii) settle or compromise any material litigation, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) in settlement or compromise does not exceed $10,000,000, which provide for a complete release of Reckson and each applicable Reckson Subsidiary of all claims and which do not provide for any admission of liability by Reckson or any Reckson Subsidiary;

                  (xiii) except as set forth in Section 4.1(b) of the Reckson Disclosure Letter, or as required by Law or any Reckson Employee Benefit Plan, (A) other than in connection with renewals of broad-based plans on substantially equivalent terms and other changes in broad-based plans that do not increase the cost thereof in any material respect, amend, modify, alter or terminate any existing Reckson Employee Benefit Plan or adopt any new employee benefit plan, incentive plan, severance plan or agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be a Reckson Employee Benefit Plan if it had been in existence on the date hereof,
         (B) grant any new Reckson Options, Reckson restricted share awards or any other Reckson equity-based awards (including any LTIP OP Units and other Partnership Units), (C) materially increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, (D) other than in connection with the severance policy described in Section 4.1(b) of the Reckson Disclosure Letter, grant or pay any severance or termination pay to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of the Company or any Reckson Subsidiary, (E) increase the number of its full-time permanent employees by more than 10 net adds or (F) establish, pay, agree to grant or increase any stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

                  (xiv) except as provided in Section 4.1(b) of the Reckson Disclosure Letter or as otherwise permitted pursuant to this Agreement and other than in the ordinary course of business, amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any material term of any Material Contract described in clause (III), (IV) or (V) of the definition thereof or clause (II) of the definition thereof (provided for purposes of this clause (xiv) only the reference to $10,000,000 shall be deemed to be a reference to $5,000,000) or enter into a new contract, agreement or arrangement that constitutes a service contract with a term of over 12 months or that, if entered into prior to the date of this Agreement, would have been a Material Contract described in clause
         (III), (IV) or (V) of the definition thereof or clause (II) of the definition thereof (provided for purposes of this clause (xiv) only the reference to $10,000,000 shall be deemed to be a reference to $5,000,000), in each case if the effect thereof would have an Reckson Material Adverse Effect.

                  (xv) fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of Reckson or any Reckson Subsidiary (in each case after giving effect to any applicable waivers);

                  (xvi) fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Entities and other authorities (including the New York Stock Exchange), subject to extensions permitted by Law;

                  (xvii) except as provided in Section 5.6, authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Reckson or any of the Reckson Subsidiaries;

                  (xviii) except in connection with a right being exercised by a tenant under an existing lease (and in accordance with the terms and conditions thereof), enter into any new lease for in excess of 25,000 square feet of net rentable area at an Reckson Property;

                  (xix) take any action or fail to take any action, which could reasonably be expected to cause Reckson to fail to qualify as a REIT; or

                  (xx) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

         Section 4.2. Conduct of Business by Parent. (a) During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, Parent shall, and shall cause each of its Subsidiaries to (i) carry on its businesses in the usual, regular and ordinary course consistent with its good business judgment and (ii) to the extent consistent with the foregoing clause (i), use its commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties and to maintain the status of Parent as a REIT within the meaning of Section 856 of the Code.

                  (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, except as otherwise expressly provided or permitted by this Agreement, as set forth in Section 4.2(b) of the Parent Disclosure Letter, to the extent consented to by Reckson in advance and in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as contemplated by any Parent employee or executive benefit or compensation plan, however characterized, as required by existing agreements, or as required by Parent or its Affiliates duties to joint venture partners or minority shareholders of any Parent Affiliate, Parent shall not and shall not authorize or commit or agree to, and shall cause the other Parent Subsidiaries not to (and not to authorize or commit or agree to):

                           (i) (A) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of Parent's shares, stock or the partnership interests, shares, stock or other equity interests in any Parent Subsidiary that is not directly or indirectly wholly owned by Parent, other than (i) regular, cash distributions at a rate not in excess of $0.60 per share of Parent Common Stock, declared and paid quarterly, and (ii) pro rata dividends or distributions, declared, set aside or paid by any non-wholly-owned Parent Subsidiary to Parent or any Parent Subsidiary; provided that Parent may declare and pay dividends or distributions to the extent required to maintain its status as a REIT or to eliminate any U.S. federal income or excise Taxes otherwise payable, (B) except as set forth in Section 4.2(b)(i) of the Parent Disclosure Letter or pursuant to the terms of any Parent employee benefit plans (or the award agreements thereunder), split, combine or reclassify any shares, stock, partnership interests or other equity interest or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests or (C) purchase, redeem or otherwise acquire any Parent Common Stock, stock, other equity interests or securities of Parent or the partnership interests, stock, other equity interests or securities of any Parent Subsidiary or any options, warrants or rights to acquire, or security convertible into, Parent Common Stock, stock, other equity interest or securities of Parent or the Parent partnership interests, stock or other equity interests in any Parent Subsidiary, except in each case in connection with Parent employee benefit plans;

                           (ii) (A) classify or re-classify any unissued Parent Common Stock, shares of stock, units, interests, any other voting or redeemable securities (including Parent Operating Partnership interests) or stock-based performance units of Parent or the Parent Operating Partnership, (B) other than issuances for cash in an underwritten public offering or issuances of units of the Parent Operating Partnership to purchase assets, authorize for issuance, issue, deliver, sell, or grant any shares of Parent Common Stock, shares of stock, units, interests, any other voting or redeemable securities (including Parent Operating Partnership interests) or stock based performance units of Parent or the Parent Operating Partnership,
         (C) authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any Parent Common Stock, shares of stock, units, interests, any other voting or redeemable securities (including partnership interests), or stock-based performance units of Parent or the Parent Operating Partnership or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities other than pursuant to employee benefit plans or (D) amend or waive any option to acquire Parent Common Stock;

                           (iii) amend the Parent Charter or the Parent Bylaws, or any other comparable charter or organizational documents of the Parent Operating Partnership, other than as required in connection with the issuances of Parent capital stock (including preferred stock) in an underwritten cash offering;

                           (iv) (A) merge, consolidate or enter into any other business combination transaction with any Person (B) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (C) purchase any equity interest in or all or substantially all of the assets of, any Person, or any division or business thereof; provided that this clause (iv) shall not in any way prohibit Parent or any of its Subsidiaries from entering into or consummating any transactions involving cash consideration or units of the Parent Operating Partnership, or a combination thereof, with respect to real property or any interest therein (in each case, including buildings, structures and other improvements and fixutres located thereon), other than acquisitions of a controlling equity interest in or a substantial portion of the assets of, any Person that has a class of securities subject to the reporting obligations of the Exchange Act;

                           (v) except as provided in Section 5.6, authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of the Parent Subsidiaries;

                           (vi) take any action, or fail to take any action, which could reasonably be expected to cause Parent to fail to qualify as a REIT; or

                           (vii) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

         Section 5.1. Preparation of Proxy Statement; Shareholders' Meeting; Preparation of Form S-4 Registration Statement.

                  (a) As soon as practicable following the date of this Agreement, Reckson shall prepare and file with the SEC a preliminary Proxy Statement for the purpose of calling the Reckson Shareholder Meeting to obtain the Reckson Shareholder Approval; provided that Reckson shall consult with Purchaser and provide Purchaser a reasonable opportunity to review and comment on such preliminary Proxy Statement prior to filing. The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as practicable after such filing. Reckson will notify Purchaser promptly following the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence with the SEC with respect to the Proxy Statement. The Proxy Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law. Reckson shall date the Proxy Statement as of the approximate date of mailing to Reckson shareholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Reckson shareholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Purchaser or Reckson, as the case may be, shall promptly inform the other of such occurrences, (ii) Reckson shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement; provided, however, that no amendment or supplement to the Proxy Statement will be made without prior consultation with Purchaser and providing Purchaser a reasonable opportunity to review and comment on such amendment or supplement, (iii) Reckson shall use its commercially reasonable efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to Reckson shareholders as promptly as practicable after such filing and (iv) Reckson shall use its commercially reasonable efforts to have any such amendment or supplement mailed to Reckson shareholders at the earliest practicable date.

                  (b) Subject to Section 5.6(a), Reckson will, as soon as practicable, but in no event more than five (5) Business Days, following the date on which the Proxy Statement is cleared by the SEC, duly call, give notice of, and as soon as practicable convene and hold the Reckson Shareholder Meeting, for the purpose of obtaining the Reckson Shareholder Approval. Reckson will, through the Reckson Board of Directors, recommend to Reckson shareholders approval of the Merger and the other transactions contemplated hereby and further covenants that the Proxy Statement will include such recommendation (the "RECKSON RECOMMENDATION"), except to the extent that the Reckson Board of Directors shall have modified qualified or withdrawn such recommendation in accordance with Section 5.6(a) or to the extent that the Reckson Board of Directors determines in good faith, that failure to modify, qualify or withdraw such recommendation would breach their duties to Reckson or Reckson shareholders.

                  (c) Parent shall, as promptly as practicable following the date of this Agreement, prepare and file with the SEC a registration statement on Form S-4 (the "FORM S-4 REGISTRATION STATEMENT"), containing the Proxy Statement and prospectus, in connection with the registration under the Securities Act of Parent Common Stock issuable as Merger Consideration pursuant to the Mergers. Each of Parent and Reckson shall use reasonable commercial efforts to cause the Form S-4 Registration Statement to be filed with the SEC by September 6, 2006 or earlier if practicable. Parent shall, and shall cause their accountants and attorneys to, use their reasonable best efforts to have or cause the Form S-4 Registration Statement declared effective as promptly as practicable, including, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action reasonably required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. Each of Parent and Reckson shall promptly furnish the other all information concerning it as may be required for inclusion in the Proxy Statement or Form S-4 Registration Statement. Reckson shall cooperate with Parent in the preparation of the Form S-4 Registration Statement in a timely fashion and shall use reasonable best efforts to assist Parent in having the Form S-4 Registration Statement declared effective by the SEC as promptly as practicable. If, at any time prior to the Effective Time, Reckson shall obtain knowledge of any information pertaining to Reckson that would require any amendment or supplement to the Form S-4 Registration Statement, Reckson shall so advise Parent and shall promptly furnish Parent with all information as shall be required for such amendment or supplement, and shall promptly amend or supplement the Form S-4 Registration Statement.

                  (d) If on the date of the Reckson Shareholders Meeting, Reckson has not received proxies representing a sufficient number of Reckson Common Shares to approve the Merger, Reckson shall adjourn the Reckson Shareholder Meeting until such date as shall be mutually agreed upon by Reckson and Purchaser, which date shall not be less than 5 days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Reckson Shareholder Approval. Reckson shall only be required to adjourn or postpone the Reckson Shareholders Meeting one time pursuant to this Section 5.1(d).

         Section 5.2. Access to Information; Confidentiality and Confidentiality Agreement.

                  (a) Each party hereto and its respective Subsidiaries shall afford to the other party and such other party's officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates, reasonable access during normal business hours and upon reasonable advance notice to all of its properties, offices, books, contracts, commitments, personnel and records, and, during such period, shall furnish reasonably promptly to such other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, no Person shall be required by this Section 5.2 to provide any other party or such party's representatives with (i) access to physical properties for the purpose of invasive physical testing or (ii) any information that such party reasonably believes it may not provide to any other party by reason of applicable Law which constitutes information protected by attorney/client privilege, or which such party is required to keep confidential by reason of contract, agreement or understanding with third parties. Such other party shall, in the exercise of the rights described in this Section 5.2(a), not unduly interfere with the operation of the businesses of the party providing the access and information.

                  (b) Each of the Purchaser Parties will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will otherwise comply with the terms of the letter agreement between Reckson and Parent dated as of July 14, 2006 (as may be amended, the "CONFIDENTIALITY AGREEMENT").

                  (c) Subject to applicable Law and legal process, Reckson and the Operating Partnership shall and shall cause each of the Reckson Subsidiaries and all of their its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold all non-public information received concerning the business and affairs of the Purchaser Parties and any of their respective Subsidiaries in strict confidence.

         Section 5.3. Reasonable Efforts.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchaser Parties, Reckson and the Operating Partnership agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities and other third parties and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver, consent or exemption from any Governmental Entity, (ii) the obtaining of all necessary, proper or advisable consents, approvals, waivers or exemptions from non-governmental third parties, (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement, and (iv) the obtaining of customary tenant estoppels with respect to the Reckson Leases or other reasonable requests for estoppels, provided, however, that the failure to obtain any such estoppels shall not be considered to be a breach of this Agreement.

                  (b) Reckson and the Operating Partnership shall give prompt notice to the Purchaser Parties and the Purchaser Parties shall give prompt notice to Reckson and the Operating Partnership, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect such that the applicable closing conditions are incapable of being satisfied by the Termination Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the applicable closing conditions are incapable of being satisfied by the Termination Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 5.4. Transfer Taxes. Purchaser shall prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement other than any such Taxes that are solely the responsibility of the holders of Reckson Common Shares or LP Units under applicable Law (together, with any related interest, penalties or additions to Tax, "TRANSFER AND GAINS TAXES"). Purchaser shall pay or cause to be paid all such Transfer and Gains Taxes (other than any such Taxes that are solely the responsibility of the holders of Reckson Common Shares or LP Units under applicable Law), without any deduction or withholding from the Merger Consideration or the Partnership Merger Consideration.

         Section 5.5. No Solicitation of Transactions.

                  (a) Subject to Section 5.6, none of Reckson, the Operating Partnership or any other Reckson Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, director, employee, agent, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of Reckson, the Operating Partnership or any other Reckson Subsidiary to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction Reckson and the Operating Partnership shall take, and shall cause the other Reckson Subsidiaries to take, all actions reasonably necessary to cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction; provided, however, that nothing in this sentence shall preclude Reckson, the Operating Partnership or any other Reckson Subsidiary or their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates from complying with the provisions of the last sentence of this Section 5.5(a). Reckson, the Operating Partnership and the Reckson Subsidiaries shall be responsible for any failure on the part of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to comply with this Section 5.5(a). Purchaser Parties acknowledge that, effective as of the date of this Agreement, Reckson waives all standstill or similar provisions of any agreement, letter or understanding for the benefit of it or any of the Reckson Subsidiaries that would in any way prohibit any Person from making or otherwise facilitate the making of a proposal with respect to a Competing Transaction. Reckson shall request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) Reckson, the Operating Partnership or any other Reckson Subsidiary, or any material position of their assets, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Reckson, the Operating Partnership or any other Reckson Subsidiary.

                  (b) Reckson and the Operating Partnership shall notify Purchaser of, promptly following receipt, all relevant details relating to any proposal (including the identity of the parties and all material terms thereof) which any of Reckson, the Operating Partnership or any of the other Reckson Subsidiaries or any such officer, director, employee, agent, investment banker, financial advisor, attorney, broker, finder or other representative or Affiliate may receive after the date hereof relating to a Competing Transaction and shall keep Purchaser reasonably informed on a prompt basis as to the status of and any material developments regarding any such proposal.

                  (c) For purposes of this Agreement, a "COMPETING TRANSACTION" means any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving Reckson or the Operating Partnership ; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 40% or more of the fair market value of the assets (including by means of an issuance, sale or other disposition of voting securities) of Reckson and the Reckson Subsidiaries, taken as a whole, or of 40% or more of any class of voting securities of Reckson, in a single transaction or series of related transactions, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 40% or more of any class of voting securities of Reckson.

                  (d) For purposes of this Agreement, a "SUPERIOR COMPETING TRANSACTION" means a bona fide unsolicited written proposal for a Competing Transaction made by a third party that the Reckson Board of Directors determines (after taking into account any amendments to this Agreement entered into or which Purchaser irrevocably covenants to enter into and for which all internal approvals of Purchaser have been obtained prior to the date of such determination), in good faith and after consultation with its financial and legal advisors, is on terms that are more favorable, taking into account financial terms, the conditions to the consummation thereof and the likelihood of the Competing Transaction proposal being consummated, to the Reckson Common Shareholders than the Mergers and the other transactions contemplated by this Agreement.

         Section 5.6. Board Actions.

                  (a) Notwithstanding Section 5.5 or any other provision of this Agreement to the contrary, following the receipt by Reckson or any Reckson Subsidiary of a proposal from a third party for a Competing Transaction (which was not solicited, encouraged or facilitated in violation of Section 5.5), if the Reckson Board of Directors determines in good faith following consultation with its legal and financial advisors that such proposal for a Competing Transaction is or is reasonably likely to lead to a Superior Competing Transaction, the Reckson Board of Directors may (directly or through officers or advisors) (i) furnish nonpublic information with respect to Reckson and the Reckson Subsidiaries to the Person that made such proposal (provided that Reckson shall furnish such information pursuant to a confidentiality agreement unless the third party is already a party thereto), (ii) disclose to Reckson shareholders any information required to be disclosed under applicable Law,
(iii) participate in discussions and negotiations regarding such proposal and
(iv) following receipt of a proposal for a Competing Transaction that constitutes a Superior Competing Transaction, but prior to the Reckson Shareholder Approval, (A) withdraw or modify in a manner adverse to Purchaser, or fail to make, the Reckson Recommendation or recommend that the Reckson Common Shareholders approve such Superior Competing Transaction, (B) terminate this Agreement pursuant to and subject to compliance with, Section 7.1(g) and (C) take any action that any court of competent jurisdiction orders Reckson to take. Nothing in this Section 5.6 or elsewhere in this Agreement shall prevent the Reckson Board of Directors from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction or from issuing a stop, look and listen announcement or otherwise making any required disclosure to Reckson shareholders if, in the good faith judgment of the Reckson Board of Directors, after consultation with outside legal counsel, failure to do so would be inconsistent with its obligations under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither Reckson nor the Reckson Board of Directors shall be permitted to recommend a Competing Transaction which is not a Superior Competing Transaction.

                  (b) The Reckson Board of Directors shall not take any of the actions referred to in clause (iv) of Section 5.6(a) (i) until at least three
(3) Business Days after giving notice to Purchaser that the Competing Transaction constitutes a Superior Competing Transaction (a "SUPERIOR NOTICE") accompanied by a copy of the form of definitive agreement (if any) that is proposed to be entered into in respect of the Competing Transaction, and (ii) unless the Reckson Board shall have concluded following the end of such three
(3) Business Day period that, taking into account any amendment to this Agreement entered into or that Purchaser irrevocably covenants to enter into and for which all internal approvals of Purchaser have been obtained since receipt of such notice, in each case, prior to the end of such three Business Day period, such Superior Competing Transaction remains a Superior Competing Transaction.

         Section 5.7. Public Announcements. Reckson, the Operating Partnership and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement or filing without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement or filing as may be required by Law or the applicable rules of any stock exchange if it has used its commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released, filed or furnished pursuant to such Law.

         Section 5.8. Employee Arrangements.

                  (a) From the Effective Time through the first anniversary (or, if earlier, such time as the Covered Employee is no longer employed by Purchaser or its Affiliates) thereof (the "COVERED PERIOD"), Purchaser shall, or shall cause the Surviving Company to, provide each employee of Reckson and the Reckson Subsidiaries as of the Effective Time who the Surviving Company, the Surviving Partnership or the Purchaser Parties employ following the Effective Time (collectively, the "COVERED EMPLOYEES") with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, to the employee benefits and compensation plans, programs and arrangements (but for the avoidance of doubt shall not be required to be replicated on a plan for plan or agreement for agreement basis), excluding equity and equity-based plans and awards of interests in the Operating Partnership provided by Reckson and the Reckson Subsidiaries, as the case may be, to each such Covered Employee immediately prior to the Effective Time. Notwithstanding anything contained herein to the contrary, from and after the Effective Time, a Covered Employee whose employment terminates during the Covered Period shall be entitled to receive the severance payments and benefits provided under and in accordance with the terms and conditions of the severance policy described in Section 4.1(b) of the Reckson Disclosure Letter (without amendment on or after the Effective Time). Notwithstanding anything in this Agreement to the contrary, following the Effective Time, the employment of the Covered Employees who are covered by a Collective Bargaining Agreement shall in all events be in accordance with the terms and conditions of such agreements.

                  (b) From and after the Effective Time, Purchaser shall (i) provide the Covered Employees with service credit for purposes of eligibility, participation and vesting and levels of benefit accruals (but not for benefit accruals under any defined benefit pension plan of Purchaser or any of its Subsidiaries), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Purchaser, Surviving Company or any of their respective Subsidiaries in which (and to the extent) such Covered Employees are eligible to participate, for all periods of employment with Reckson or any Reckson Subsidiary (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Purchaser, Surviving Company or any of their respective Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Purchaser, Surviving Company or any of their respective Subsidiaries) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of Purchaser, Surviving Company or any of their respective Subsidiaries).

                  (c) Parent shall, and shall cause the Surviving Company and its Subsidiaries to, take all action necessary to effectuate and satisfy, the agreements and obligations set forth in Section 5.8(c) of the Reckson Disclosure Letter.

                  (d) At the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to take the actions set forth in Section 5.8(d) of the Reckson Disclosure Letter with respect to the life insurance policies set forth on such schedule.

         Section 5.9. Indemnification; Directors' and Officers'
Insurance.

                  (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a trustee, director or officer, partner or member of Reckson or any of the Reckson Subsidiaries (each, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a trustee, director, officer, partner or member of Reckson or any of the Reckson Subsidiaries, or is or was serving at the request of Reckson or any of the Reckson Subsidiaries as a trustee, director, officer, partner or member of another corporation, partnership, joint venture, trust or other enterprise, in each case, at or prior to the Effective Time or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, from and after the Effective Time, the Purchaser Parties and the Surviving Company (together with Reckson, the "INDEMNITORS"), shall jointly and severally indemnify and hold harmless, as and to the fullest extent permitted by Law, each Indemnified Party against any losses, claims, damages, Liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation (collectively, "INDEMNIFIABLE AMOUNTS"), and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted before or after the Effective Time), the Indemnitors, shall promptly (but in any event within ten (10) calendar days of written request) advance expenses pending the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law. For purposes of clarification, no person who is a representative of any Joint Venture partner unaffiliated with Reckson on any governing body of any Joint Venture shall be entitled to indemnification as a result of this Section 5.9.

                  (b) Each of the Purchaser Parties agrees that all rights to indemnification and contribution existing in favor of, and all exculpations and limitations of the personal liability of, the Indemnified Parties provided for in the Reckson Charter or the Reckson Bylaws, as well as all existing indemnification agreements with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect in accordance with their terms. Subject to Section 5.9 of the Seller Disclosure Letter, Reckson shall prior to the Effective Time obtain and fully pay for a policy (providing coverage for the Indemnified Parties) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as Reckson's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope no less favorable than Reckson's existing policies with respect to matters existing or occurring at or prior to the Effective Time.

                  (c) This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, Reckson and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9.

                  (d) In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations set forth in this Section 5.9.

         Section 5.10. Financing.

                  (a) The Purchaser Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing Commitment, and to satisfy the conditions to obtaining the financing set forth therein, (ii) enter into definitive financing agreements with respect to the financings contemplated by the Financing Commitment (collectively, the "FINANCING AGREEMENTS"), so that the Financing Agreements are in effect as promptly as practicable, and (iii) consummate the financings contemplated by the Financing Agreements at or prior to the Closing. The Purchaser Parties shall keep Reckson informed of the status of the financing process relating thereto. Reckson shall provide such cooperation as may be reasonably requested by the Purchaser Parties in connection with the financing; provided, however, that Reckson shall not be required to provide any such assistance that would unreasonably interfere with the businesses or operations of Reckson; provided, further, however, that without Reckson's consent, in no event, whether in connection with the Financings contemplated by the Financing Agreements or otherwise, shall any property-level due diligence involve environmental tests or assessments. The Purchaser Parties shall indemnify Reckson and its Affiliates, including without limitation its directors and officers, for any Liabilities incurred by Reckson or its Affiliates, including without limitation its directors and officers, that result from actions taken by Reckson or its Affiliates at the request of the Purchaser Parties.

                  (b) If, notwithstanding the use of commercially reasonable efforts by the Purchaser Parties to satisfy their obligations under this Section 5.10, any of the Financing Commitment or Financing Agreements expire, are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, the Purchaser Parties shall (i) immediately notify Reckson of such expiration, termination or other unavailability and the reasons therefor and (ii) use their commercially reasonable efforts promptly to arrange for alternative financing to replace the Financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement.

         Section 5.11. Convertible Senior Notes. Reckson and the Operating Partnership shall, and shall cause the Reckson Subsidiaries to, reasonably promptly after receipt of written instruction to do so by the Purchaser, deliver a notice to the holders of the Convertible Senior Notes providing that the Operating Partnership elects to change the exchange obligation under the Convertible Senior Notes, subject to, conditioned upon, and after, the consummation of the Mergers, into an obligation to deliver upon a subsequent exchange of Convertible Senior Notes, cash, shares of Acquirer Common Stock (as defined in the Officers Certificate setting forth the terms and conditions of the Convertible Senior Notes), or a combination thereof in accordance with
Section 4.10 of such Officers Certificate.

         Section 5.12. Allocation of Merger Consideration. The Purchaser Parties shall prepare an allocation of the Merger Consideration (including an allocation of the Stock Consideration and the Cash Consideration) and all other capitalized costs among the assets of Reckson in accordance with Section 1060 of the Code and Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). Neither the Purchaser Parties nor Reckson shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation, except to the extent required to do so by applicable law or pursuant to a determination (within the meaning of Section 1313(a) of the Code).



                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         Section 6.1. Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of Reckson, the Operating Partnership, and the Purchaser Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Shareholder and Partner Approvals. The Reckson Shareholder Approval of the Merger and the Reckson Partner Approval of the Partnership Merger shall have been obtained.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Partnership Merger or any of the other transactions or agreements contemplated by this Agreement shall be in effect.

         (c) Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have become and thereafter shall have remained effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         (d) Listing. The shares of Parent Common Stock to be issued in the Mergers shall be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

         Section 6.2. Conditions to Obligations of Purchaser Parties. The obligations of the Purchaser Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by any of the Purchaser Parties:

         (a) Representations and Warranties. The representations and warranties of Reckson and the Operating Partnership set forth in (i) Sections 3.1(c) (capital structure)(with respect to Reckson and the Operating Partnership only), 3.1(d)(i) (Authority; No Violations, Consents and Approvals), 3.1(q) (Financial Advisor Opinion), 3.1(r) (Votes Required), 3.1(u) (Inapplicability of Takeover Statutes, Certain Charter and Bylaw Provisions; Rights Agreement), and 3.1(w)(Investment Company Act of 1940) shall be true and correct in all material respects and (ii) all other sections of this Agreement shall be true and correct (without regard to any materiality or Reckson Material Adverse Effect qualifier contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Reckson Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

         (b) Performance of Covenants and Agreements of Reckson. Reckson and the Operating Partnership shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Effective Time.


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

         (c) Material Adverse Change. Since the date of the Balance Sheet, except as set forth in (i) any Covered Reckson SEC Disclosure or (ii) in any Section of the Reckson Disclosure Letter, there has not been a Reckson Material Adverse Effect.

         (d) Certificate. Purchaser shall have received a certificate signed on behalf of Reckson by an executive officer of Reckson to the effect specified in Sections 6.2(a), 6.2(b) and 6.2(c).

         (e) Tax Opinion. Reckson shall have received a tax opinion of Solomon and Weinberg LLP (or other counsel to Reckson reasonably satisfactory to Purchaser), dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, opining that, commencing with Reckson's taxable year ended December 31, 2000, Reckson has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. In rendering the opinion, such counsel shall be entitled to receive and rely on a customary representation letter from Reckson.

         Section 6.3. Conditions to Obligations of Reckson and the Operating Partnership. The obligations of Reckson and the Operating Partnership to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Reckson and the Operating Partnership:

         (a) Representations and Warranties. The representations and warranties of the Purchaser Parties set forth in (i) Sections 3.2(c) (capital structure)(with respect to Parent and its operating partnership only and vote required), 3.2(d)(i) (Authority; No Violations, Consents and Approvals), 3.2(s) (Investment Company Act of 1940) shall be true and correct in all material respects; and (ii) all other sections of this Agreement shall be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifier contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

         (b) Performance of Covenants and Agreements of Purchaser Parties. The Purchaser Parties shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Effective Time.

         (c) Material Adverse Change. Since the date of the Parent Balance Sheet, except as set forth in (i) any Covered Parent SEC Disclosure or (ii) in any Section of the Parent Disclosure Letter, there has not been a Parent Material Adverse Effect.

         (d) Certificate. Reckson shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect specified in Sections 6.3(a), 6.3(b) and 6.3(c).

         (e) Tax Opinion. Parent shall have received a tax opinion of Solomon and Weinberg LLP (or other counsel to Parent reasonably satisfactory to Reckson), dated as of the Closing Date, in form and substance reasonably satisfactory to Reckson, opining that, commencing with Parent's taxable year ended December 31, 2000, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation of Parent will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering the opinion, such counsel shall be entitled to receive and rely on a customary representation letter from Parent.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after the Reckson Shareholder Approval or the Reckson Partner Approval is obtained:

         (a) by mutual written consent of Reckson and Parent duly authorized by their board of trustees or board of directors, respectively;

         (b) by either Reckson or Purchaser, if the Merger shall not have occurred on or prior to January 30, 2007 (the "TERMINATION DATE"); provided, however, that a party that has materially failed to comply with any obligation of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(b);

         (c) by Reckson, upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser Parties set forth in this Agreement, or if any representation or warranty of the Purchaser Parties shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or
                  (b), as the case may be, would be incapable of being satisfied by the Termination Date;

         (d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Reckson or the Operating Partnership set forth in this Agreement, or if any representation or warranty of Reckson shall have become untrue, in either case such that the conditions set forth in
                  Section 6.2(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;

         (e) by either Reckson or Parent, if any Order by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable

         (f) by either Reckson or Parent if, upon a vote at the Reckson Shareholder Meeting (after giving effect to any adjournment contemplated by Section 5.1(d)), the Reckson Shareholder Approval shall not have been obtained, as contemplated by
                  Section 5.1;

         (g) by Reckson, prior to the Reckson Shareholder Approval, if, in accordance with Section 5.6(b), at least three (3) Business Days prior to such termination, Reckson has delivered a Superior Notice; provided, that for the termination to be effective Reckson shall have paid the Break-Up Fee (as defined herein) in accordance with this Agreement; or

         (h) by Parent if (i) the Reckson Board or the Reckson Committee shall have withdrawn, qualified or modified in a manner adverse to Parent, or shall have failed to make when required, the Reckson Recommendation or shall recommend that the Reckson Common Shareholders approve or accept a Competing Transaction, or if Reckson shall have delivered a Superior Notice or shall have publicly announced a decision to take any such action (it being agreed that none of the actions permitted by Section 5.6(a)(i), (ii) or (iii), or the public disclosure of any activities in connection therewith shall give rise to a right of termination hereunder), or (ii) Reckson shall have knowingly and materially breached its obligation under Section 5.1(a) or (b) to call or hold the Reckson Shareholder Meeting or to cause the Proxy Statement to be mailed to its shareholders in advance of the Reckson Shareholder Meeting (it being agreed that Parent shall not have any right to terminate hereunder unless Parent shall have satisfied its obligations in connection with the Form S-4 Registration Statement pursuant to Section 5.1(c) and shall have provided all information and other materials required in connection therewith, and further agreed Parent shall not have any right to terminate hereunder as a result of Reckson's failure to act as soon as practicable (or to satisfy similar obligations), as a result of any delay as a result of the SEC review process, or as a result of the need to take actions to comply with the federal securities laws);

A terminating party shall provide written notice of termination to the other parties specifying with particularity the basis for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any such termination. Notwithstanding the foregoing, Parent shall not be entitled to receive more than one Break-Up Fee (as defined below) or more than one payment in respect of Break-Up Expenses (as defined below) and Parent shall not be entitled to claim this Agreement was terminated pursuant to more than one provision of this
Section 7.1 in determining the amount of payments it is entitled to under
Section 7.2.

         Section 7.2. Break-Up Fees and Expenses.

                  (a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby and by this Agreement shall be paid by the party incurring such cost or expense.

                  (b) Reckson and the Operating Partnership agree that if this Agreement shall be terminated pursuant to (i) Section 7.1(d) following a material breach by Reckson of any of its (A) representations and warranties hereunder when made as of the date of this Agreement or (B) of its covenants hereunder, in each case if the result of such breach is to cause a condition set forth in Section 6.2(a) or (b), respectively to fail to be satisfied then Reckson will pay to Purchaser, or as directed by Purchaser, an amount equal to the Break-Up Expenses or (ii) Section 7.1(g) or 7.1(h), then Reckson will pay to Purchaser, or as directed by Purchaser, an amount equal to the Break-Up Fee including the Break-Up Expenses ; provided that, in either case, the applicable amount shall be paid promptly, but in no event later than five (5) Business Days after such termination in the case of termination pursuant to Section 7.1(d) or 7.1(h), or, in the case of termination pursuant to Section 7.1(g), simultaneously with such termination. Reckson also agrees that if this Agreement is terminated pursuant to Section 7.1(f), then Reckson shall pay to Purchaser, or as directed by Purchaser, promptly after such termination, an amount equal to the Break-Up Expenses. Reckson also agrees that if this Agreement is terminated pursuant to Section 7.1(f) and (i) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any bona fide written proposal relating to a Competing Transaction which has been publicly announced prior to the Reckson Shareholder Meeting and (ii) within twelve months of any such termination Reckson shall consummate a Competing Transaction, or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated, with any Person, then Reckson shall pay to Purchaser, or as directed by Purchaser, promptly after consummating such Competing Transaction (but in no event later than five (5) Business Days following such consummation), an amount equal to the Break-Up Fee excluding any Break-Up Expenses. Payment of any of such amounts shall be made, as directed by Purchaser, by wire transfer of immediately available funds. For purposes of this Agreement, the "BREAK-UP FEE" shall be an amount equal to $99,800,000. For purposes of this Agreement, the "BREAK-UP EXPENSES" shall be an amount equal to the Purchaser Parties' documented out of pocket, third-party expenses incurred from and after July 13, 2006 in connection with this Agreement and the other transactions contemplated hereby (including reasonable attorneys', accountants', investment bankers' fees and expenses and fees and expenses incurred by the Purchaser Parties obtaining Financing for the transactions contemplated by this Agreement), but in no event shall be greater than $13,000,000.

                  (c) The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

         Section 7.3. Effect of Termination. In the event of termination of this Agreement by either Reckson or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Reckson and the Operating Partnership, on the one hand, or Purchaser, on the other hand, other than as provided in Section 1.10, 1.11, 5.2(b), Section 7.1, Section 7.2, this Section 7.3 and Article VIII, provided that nothing contained herein shall relieve any Person of liability for fraud or a willful breach or Parent's failure to pay the Merger Consideration upon the satisfaction or waiver of the conditions to Closing set forth in
Article VI.

         Section 7.4. Amendment. Notwithstanding anything to the contrary herein, this Agreement may be amended by the parties in writing by action of their respective board of trustees or board of directors, or other comparable bodies, at any time before or after the Reckson Shareholder Approval or the Reckson Partner Approval are obtained and prior to the filing of the Articles of Merger with the Maryland Department with respect to the Merger; provided, however, that, after the Reckson Shareholder Approval is obtained, no such amendment, modification or supplement shall be made that would require the approval of the Reckson Common Shareholders without obtaining such approval.

         Section 7.5. Extension; Waiver. At any time prior to the Effective Time, each of Reckson and the Operating Partnership, on the one hand, and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the covenants, agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 7.6. Payment of Amount or Expense.

                  (a) If Reckson (and the Operating Partnership, if applicable) are obligated to pay to Purchaser the Break-Up Fee or the Break-Up Expenses pursuant to Section 7.2(b) (the "BREAK-UP AMOUNT"), Reckson (and the Operating Partnership, if applicable) shall pay to Purchaser from the applicable Break-Up Amount deposited into escrow pursuant to an escrow agreement (the "ESCROW AGREEMENT"), if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Break-Up Amount and (ii) the sum of (1) the maximum amount that can be paid to the Purchaser without causing the Purchaser to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("QUALIFYING INCOME"), as determined by the Purchaser's independent certified public accountants, plus (2) in the event the Purchaser receives either (A) a letter from the Purchaser's counsel indicating that the Purchaser has received a ruling from the IRS described in Section 7.6(b)(ii) or (B) an opinion from the Purchaser's outside counsel as described in Section 7.6(b)(ii), an amount equal to the Break-Up Amount less the amount payable under clause (1) above. To secure Reckson's (and the Operating Partnership's, if applicable) obligation to pay these amounts, Reckson shall deposit into escrow an amount in cash equal to the Break-Up Amount with an escrow agent selected by the Reckson and on such customary terms (subject to Section 7.6(b)) as shall be reasonably acceptable to each of Reckson, the Purchaser and the escrow agent. The payment or deposit into escrow of the Break-Up Amount pursuant to this Section 7.6(a) shall be made at the time Reckson is obligated to pay the Purchaser such amount pursuant to Section 7.2(b) by wire transfer of immediately available funds.


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

                  (b) The Escrow Agreement shall provide that the Break-Up Amount in escrow or any portion thereof shall not be released to the Purchaser unless the escrow agent receives any one or combination of the following: (i) a letter from the Purchaser's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Purchaser without causing the Purchaser to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Purchaser's accountants revising that amount, in which case the escrow agent shall release such amount to the Purchaser, or (ii) a letter from the Purchaser's counsel indicating that the Purchaser received a ruling from the IRS holding that the receipt by the Purchaser of the Break-Up Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and
(3) of the Code (or alternatively, the Purchaser's outside counsel has rendered a legal opinion to the effect that the receipt by the Purchaser of the Break-Up Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the Escrow Agreement shall provide that the escrow agent shall release to the Purchaser the lesser of such maximum amount stated in the accountant's letter referred to in clause (i) and the remainder of the Break-Up Amount. Reckson and the Operating Partnership agree to amend this Section 7.6 at the reasonable request of the Purchaser in order to (x) maximize the portion of the Break-Up Amount that may be distributed to the Purchaser hereunder without causing the Purchaser to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code, (y) improve the Purchaser's chances of securing a favorable ruling described in this Section 7.6(b) or (z) assist the Purchaser in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.6(b). The Escrow Agreement shall also provide that any portion of the Break-Up Amount held in escrow for five years shall be released by the escrow agent to Reckson. Neither Reckson nor the Operating Partnership shall be a party to such Escrow Agreement and shall not bear any cost of or have liability resulting from the Escrow Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a)      if to Purchaser Parties, to

                  SL Green Realty Corp.
                  420 Lexington Avenue
                  New York, New York 10170
                  Fax:  (212) 216-1785
                  Attention:  Andrew Levine, Esq.

                  with a copy to:

                  Clifford Chance US LLP
                  31 West 52nd Street
                  New York, NY 10019
                  Attn:    Karl A. Roessner, Esq.
                           Larry P. Medvinsky, Esq.
                  Fax:  (212) 878-8375

                  if to Reckson Parties, to

                  Reckson Associates Realty Corp.
                  625 Reckson Plaza
                  Uniondale, NY  11556
                  Fax:  (212) 715-6535
                  Attention:  Jason Barnett, Esq.

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY  10019
                  Attn.:   Craig M. Wasserman, Esq.
                           Stephanie J. Seligman, Esq.
                  Fax:  (212) 403-2000

         Section 8.3. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereby" refer to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

         Section 8.4. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

         Section 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signature and/or retransmission of any signature will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

         Section 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Except for the rights of the Reckson shareholders (including holders of restricted Reckson Common Shares) to receive the Merger Consideration on or after the Effective Time, the right of the holders of LP Units to receive the Partnership Merger Consideration after the Partnership Merger Effective Time, the right of holders of LTIP OP Units to receive the payments under Section 1.5(b), the right of holders of Reckson Options pursuant to Section 1.8 and the right of Reckson and the Operating Partnership, on behalf of their respective shareholders and partners, to pursue damages (subject to Section 8.4) in the event of any of the Purchaser Parties' breach of any covenant or agreement contained in this Agreement and except for the provisions of Section 1.10 (Direct Purchase of Assets), Section 1.11 (Transfer of Reckson Properties) and Section 5.9 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 8.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

         Section 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, provided that each of Purchaser, Wyoming Acquisition GP and Wyoming Acquisition LP shall be permitted to transfer or assign to one of its Affiliates the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment shall relieve such Person of its obligations hereunder and subject to the provisions of
Section 8.4. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.


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

         Section 8.9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 8.10. Exhibits; Disclosure Letter. The Exhibits referred to herein and the Reckson Disclosure Letter, and all exhibits or attachments hereto or thereto, are intended to be and hereby are specifically made a part of this Agreement. Any matter set forth in any section or subsection of the Reckson Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Reckson Disclosure Letter to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections, but shall expressly not be deemed to constitute an admission by the Reckson or any of the Reckson Subsidiaries, or otherwise imply, that any such matter rises to the level of a Reckson Material Adverse Effect, or is otherwise material for purposes of this Agreement or the Reckson Disclosure Letter.

         Section 8.11. Mutual Drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

         Section 8.12. Jurisdiction; Venue. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF MARYLAND SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED SOLELY IN SUCH A MARYLAND STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

         Section 8.13. Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

         Section 9.1. Certain Definitions. (a) For purposes of this Agreement:

         "Affiliate" of any Person has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

         "Delaware Secretary of State" means the Secretary of State of the State of Delaware.

         "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity that was, at the relevant time, required to be aggregated with such other entity, trade or business under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

         "Financing" means the financing of the transactions contemplated by this Agreement.

         "Knowledge", or any similar expression, means with respect to Reckson (or any of its Subsidiaries) the actual knowledge of Reckson's CEO, President, General Counsel, Chief Operating Officer or Chief Administrative Officer and with respect to Parent means the executive officers of Parent.

         "Law" means any federal, state or local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

         "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

          "MGCL" means the Maryland General Corporation Law, as amended.

         "Order" means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.

         "Parent Material Adverse Effect" means, with respect to Parent, any change, event, effect or set of circumstances that, when taken together with all other adverse changes, events, effects, or set of circumstances that have occurred, is or is reasonably likely to (x) be materially adverse to the business, operations, properties, financial condition, or assets of Parent and its Subsidiaries, taken as a whole; except for any such change, event, effect or set of circumstances resulting from (i) changes in political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which Parent operates, except to the extent that such changes in political, economic or business conditions have a materially disproportionate adverse effect on Parent relative to other similarly situated participants, (ii) changes, after the date hereof, in financial and capital market conditions generally, (iii) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or Governmental Entities, (iv) changes, after the date hereof, in GAAP applicable to the business or industry in which Parent operates generally, or (v) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby or (y) that has a material adverse effect on the ability of Parent to timely consummate the Mergers and the other transactions contemplated hereby or Parent's ability to obtain the Financing.

         "Permitted Issuances" means issuances of any securities of Reckson or the Operating Partnership (a) in respect of the conversion or exchange of Convertible Senior Notes, (b) in respect of Common LP Units, Preferred LP Units or LTIP OP Units in accordance with the existing terms of applicable existing plans and agreements, (c) pursuant to awards under Reckson Employee Benefit Plans, (d) upon exercise of existing rights in favor of Reckson.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         "Prorated Dividend" means the excess, if any, of (i) the product of $0.4246 and the Proration Factor over (ii) the product of (A) the amount of the last regular quarterly dividend declared by Parent prior to the Closing Date,
(B) the Proration Factor and (C) the Exchange Ratio.

         "Proration Factor" means the quotient obtained by dividing (A) the number of days between the last day of the last fiscal quarter with respect to which full quarterly dividends on the Reckson Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (B) the total number of days in the fiscal quarter in which the Closing Date occurs,

          "Reckson Material Adverse Effect" means, with respect to Reckson, any change, event, effect or set of circumstances that, when taken together with all other adverse changes, events, effects, or set of circumstances that have occurred, is or is reasonably likely to (x) be materially adverse to the business, operations, properties, financial condition, or assets of Reckson and the Reckson Subsidiaries, taken as a whole; except for any such change, event, effect or set of circumstances resulting from (i) changes in political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which Reckson operates, except to the extent that such changes in political, economic or business conditions have a materially disproportionate adverse effect on Reckson relative to other similarly situated participants, (ii) changes, after the date hereof, in financial and capital market conditions generally, (iii) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or Governmental Entities, (iv) changes, after the date hereof, in GAAP applicable to the business or industry in which Reckson operates generally, or (v) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby or (y) that has a material adverse effect on the ability of Reckson to timely consummate the Mergers and the other transactions contemplated hereby.

         "Reckson Subsidiary" means each Subsidiary of Reckson; provided, however, the entities disclosed in Section 9.1 of the Reckson Disclosure Letter shall not be Subsidiaries of Reckson for purposes of this Agreement; and, provided, further, that for purposes of Sections 3.1(l) and (m) of this Agreement, no entity which is a partner in any joint venture with Reckson or an Reckson Subsidiary will be considered an Reckson Subsidiary.

         "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the general partner, managing manager or similar controlling Person or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the capital stock, voting securities or ownership or equity interest or value of such corporation, partnership, limited liability company, joint venture or other legal entity. In the case of Parent, the term Subsidiary shall not include Gramercy Capital Corp. and its Subsidiaries.

         "Tax" or "Taxes" means any U.S. federal, state, local and foreign taxes and similar governmental charges (together with any interest, penalties, or additions thereto), including, without limitation, income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental, value added, or gains taxes.

         "Tax Protection Agreement" means any agreement, oral or written, to which Reckson or any Reckson Subsidiary is a party and pursuant to which: (i) any liability to the holders of the LP Units may arise relating to Taxes, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of LP Units, Reckson or any Reckson Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt or (B) retain or not dispose of assets for a period of time that has not since expired; or (iii) limited partners of the Operating Partnership have guaranteed or otherwise assumed, directly or indirectly, debt of the Operating Partnership or are offered the opportunity to do so.

         "Tax Return" means any return, report, declaration, statement or other information required to be supplied to any taxing authority.

         (b) Each of the following additional terms is defined in the Section set forth opposite such term:

1031 Exchange.....................................................1.10
2004 LTIP OP Units................................................3.1(c)(ii)(C)
2005 LTIP OP Units................................................3.1(c)(ii)(C)
2006 LTIP OP Units................................................3.1(c)(ii)(C)
Agreement.........................................................Preamble
Articles of Merger................................................1.3(a)
Balance Sheet.....................................................3.1(e)
Break-Up Amount...................................................7.6(a)
Break-Up Expenses.................................................7.2(b)
Break-Up Fee......................................................7.2(b)
Capital Budget....................................................4.1(b)(x)
Cash Consideration................................................1.4(b)
Class B Common Stock..............................................3.1(c)(i)(A)
Closing...........................................................1.2
Closing Date......................................................1.2
Collective Bargaining Agreements..................................3.1(m)
Common LP Units...................................................Recitals
Common Share Certificate..........................................2.1(b)(i)
Company Rights Agreement..........................................3.1(c)(i)(D)
Competing Transaction.............................................5.5(c)
Confidentiality Agreement.........................................5.2.(b)
Convertible Senior Notes..........................................3.1(c)(i)(D)
Covered Employees.................................................5.8(a)
Covered Parent SEC Disclosure.....................................3.2
Covered Period....................................................5.8(a)
Covered Reckson SEC Disclosure....................................3.2
Deeded Properties.................................................1.11
Designated Properties.............................................1.10
DRIP..............................................................1.9
DRULPA............................................................Recitals
Effective Time....................................................1.3(a)


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

Encumbrances......................................................3.1(o)(ii)
Environmental Laws................................................3.1(n)(i)
ERISA.............................................................3.1(l)(i)
Escrow Agreement..................................................7.6(a)
Exchange Act......................................................3.1(d)(iii)
Exchange Agent....................................................2.1(a)
Exchange Fund.....................................................2.1(a)
Exchange Ratio....................................................1.4(b)
Fairness Opinion..................................................Recitals
Financing Agreements..............................................5.10(a)
Financing Commitment..............................................3.2(n)
Form S-4 Registration Statement...................................5.1(c)
GAAP..............................................................3.1(e)
Governmental Entity...............................................2.1(h)
GP Units..........................................................3.1(c)(ii)(A)
Hazardous Materials...............................................3.1(n)(i)
Indemnifiable Amounts.............................................5.9(a)
Indemnified Parties...............................................5.9(a)
Indemnified Party.................................................5.9(a)
Indemnitors.......................................................5.9(a)
Joint Ventures....................................................3.1(b)(i)
Letter of Transmittal.............................................2.1(b)(i)
Liens.............................................................3.1(b)(i)
LP Units..........................................................Recitals
LTIP OP Units.....................................................3.1(c)(ii)(C)
Maryland Department...............................................1.3(a)
Material Contracts................................................3.1(t)(ii)
Merger............................................................Recitals
Merger Consideration..............................................1.4(b)
Mergers...........................................................Recitals
Operating Partnership.............................................Preamble
Operating Partnership Agreement...................................1.5(b)
Operating Partnership Common Unitholders..........................Recitals
Operating Partnership Preferred Unitholders.......................Recitals
Operating Partnership Unitholders.................................Recitals
Option Cost.......................................................1.8(a)
Ownership Limit...................................................3.1(u)(i)
Parent............................................................Preamble
Parent Balance Sheet..............................................3.2(e)
Parent Bylaws.....................................................3.2(i)
Parent Charter....................................................3.2(i)
Parent Common Stock...............................................1.4(b)
Parent Material Contracts.........................................3.2(q)(ii)
Parent Operating Partnership......................................3.2(g)
Parent Permits....................................................3.2(j)
Parent Rights.....................................................3.2(c)(i)(B)

Parent Rights Agreement...........................................3.2(c)(i)(B)
Parent SEC Documents..............................................3.2(e)
Parent Series C Preferred.........................................3.2(c)(i)(A)
Parent Series D Preferred.........................................3.2(c)(i)(A)
Partnership Certificate of Merger.................................1.3(b)
Partnership Merger................................................Recitals
Partnership Merger Consideration..................................1.5(b)
Partnership Merger Effective Time.................................1.3(b)
Permitted Expenditures............................................4.1(b)
Permitted Title Exceptions........................................3.1(o)(ii)
Preferred LP Units................................................Recitals
Proxy Statement...................................................3.1(d)(iii)
Purchaser.........................................................Preamble
Purchaser Parties.................................................Preamble
Qualifying Income.................................................7.6(a)
REIT..............................................................3.1(k)(ii)(A)
Rights Agent......................................................3.1(c)(i)(D)
Reckson...........................................................Preamble
Reckson Board of Directors........................................Recitals
Reckson Bylaws....................................................3.1(a)
Reckson Charter...................................................3.1(a)
Reckson Committee ................................................Recitals
Reckson Common Shareholders.......................................Recitals
Reckson Common Shares.............................................Recitals
Reckson Disclosure Letter.........................................3.1
Reckson Employee Benefit Plans....................................3.1(l)(i)
Reckson Financial Advisors........................................Recitals
Reckson Leases....................................................3.1(o)(viii)
Reckson Option Plans..............................................1.8(a)
Reckson Options...................................................1.8(a)
Reckson Partner Approval..........................................3.1(r)
Reckson Permits...................................................3.1(i)
Reckson Properties................................................3.1(o)(i)
Reckson Property..................................................3.1(o)(i)
Reckson Recommendation............................................5.1(b)
Reckson RSUs......................................................1.8(c)
Reckson SEC Documents.............................................3.1(e)
Reckson Shareholder Approval......................................3.1(t)
Reckson Shareholder Meeting.......................................3.1(d)(i)
SEC...............................................................3.1(d)(iii)
Securities Act....................................................3.1(e)
Series A Convertible Preferred....................................3.1(c)(i)(A)
Series B Convertible Preferred....................................3.1(c)(i)(A)
Series C Preferred................................................3.1(c)(i)(A)
Stock Consideration...............................................1.4(b)
Superior Competing Transaction....................................5.5(d)


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

Superior Notice...................................................5.6(b)
Surviving Company.................................................1.1(a)
Surviving Partnership.............................................1.1(b)
Takeover Statute..................................................3.1(u)(i)
Termination Date..................................................7.1(b)
Transfer..........................................................1.11
Transfer and Gains Tax............................................5.4
Triggered Loans...................................................3.1(d)(ii)
Unitholder Letter of Transmittal..................................2.1(c)(i)
Wyoming Acquisition GP............................................Preamble
Wyoming Acquisition LP............................................Preamble


                                      *****


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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                      SL GREEN REALTY CORP.



                                      By: /s/ Marc Holiday
                                          -----------------------------
                                           Name: Marc Holiday
                                           Title: President and CEO

                                      WYOMING ACQUISITION CORP.


                                      By: /s/ Marc Holiday
                                          -----------------------------
                                           Name: Marc Holiday
                                           Title: President and CEO

                                      WYOMING ACQUISITION GP LLC

                                           BY: SL GREEN OPERATING
                                           PARTNERSHIP, L.P., ITS SOLE MEMBER
                                               BY: SL GREEN REALTY CORP.
                                               ITS GENERAL PARTNER



                                      By: /s/ Marc Holiday
                                          -----------------------------
                                           Name: Marc Holiday
                                           Title: President and CEO

                                      WYOMING ACQUISITION PARTNERSHIP LP

                                           BY: WYOMING ACQUISITION GP LLC,
                                           ITS GENERAL PARTNER
                                           BY: SL GREEN OPERATING
                                           PARTNERSHIP, L.P., ITS SOLE MEMBER
                                               BY: SL GREEN REALTY CORP.
                                               ITS GENERAL PARTNER



                                      By: /s/ Marc Holiday
                                          -----------------------------
                                           Name: Marc Holiday
                                           Title: President and CEO

                                      RECKSON ASSOCIATES REALTY CORP.



                                      By: /s/ Peter Quick
                                          -----------------------------
                                           Name: Peter Quick
                                           Title: Lead Director

                                      RECKSON OPERATING PARTNERSHIP, L.P.
                                           BY: RECKSON ASSOCIATES REALTY
                                           CORP., ITS GENERAL PARTNER



                                      By: /s/ Peter Quick
                                          -----------------------------
                                           Name: Peter Quick
                                           Title: Lead Director


                                       76